UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Home BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4770
Internet Site: www.homebancshares.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 20, 2010

     The Annual Meeting of Shareholders of Home BancShares, Inc. (the “Company”) will be held on April 20, 2010, at 6:30 p.m. (CDT) at the Peabody Hotel, located at 3 Statehouse Plaza, Little Rock, Arkansas, for the following purposes:
(1)	To elect eleven directors for a term of one year.

(2)	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.

(3)	To provide an advisory (non-binding) vote approving the Company’s executive compensation.

(4)	To transact such other business as may properly come before the meeting or any adjournments thereof.
     Only shareholders of record on March 5, 2010, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider Street, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting. The stock transfer books will not be closed.
     The 2009 Annual Report to Shareholders is included in this publication.
By Order of the Board of Directors
HOLLY A. MCKENNA
Secretary
Conway, Arkansas
March 12, 2010
YOUR VOTE IS IMPORTANT
PLEASE EXECUTE YOUR PROXY WITHOUT DELAY

PROXY STATEMENT
ABOUT THE ANNUAL MEETING
PROPOSAL ONE — ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
NOMINEES FOR DIRECTOR
CORPORATE GOVERNANCE
BOARD MEETINGS AND COMMITTEES OF THE BOARD
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PRINCIPAL SHAREHOLDERS OF THE COMPANY
PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND NON-AUDIT FEES
PROPOSAL THREE — ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
SUBMISSION OF SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD
     Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot as described below. (Please note: if you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.)
     The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. Central time on April 20, 2010.
VOTE BY TELEPHONE
     You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
VOTE ON THE INTERNET
     You also can choose to vote on the Internet. The website for Internet voting is www.envisionreports.com/HOMB. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.
VOTE BY MAIL
If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Home BancShares, Inc., c/o Computershare, P. O. Box 43101, Providence, Rhode Island, 02940-5067.
VOTING AT THE ANNUAL MEETING
     The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.
     All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4770
Internet Site: www.homebancshares.com

PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Home BancShares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy card were first mailed to shareholders of the Company on or about March 12, 2010.
     This introductory section is a summary of selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the nominees being solicited for directors and the proposals that are submitted for a vote, you should carefully read this entire document and other documents to which we refer.
     The proxies being solicited by this Proxy Statement are being solicited by the Company. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this Proxy Statement, will be paid by the Company. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for the expense of forwarding proxy material to beneficial owners of shares held by them of record. Solicitations of proxies may be made personally or by telephone, electronic communication or facsimile, by directors, officers and regular employees, who will not receive any additional compensation in respect of such solicitations.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on April 20, 2010:
The Notice and Proxy Statement and the Annual Report on Form 10-K
are available at www.edocumentview.com/homb.

ABOUT THE ANNUAL MEETING
When and Where Is the Annual Meeting?

Date:	Tuesday, April 20, 2010
Time:	6:30 p.m., Central Daylight Time
Location:	Peabody Hotel, located at 3 Statehouse Plaza, Little Rock, Arkansas
What Matters Will Be Voted Upon at the Annual Meeting?
     At our Annual Meeting, shareholders will be asked to:
•	elect eleven directors for a term of one year;

•	ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year;

•	approve, on an advisory (non-binding) basis, the Company’s executive compensation; and

•	transact such other business as may properly come before the meeting or any adjournments thereof.
Who Is Entitled to Vote?
     Only shareholders of record at the close of business on the record date, March 5, 2010, are entitled to receive the Notice of Annual Meeting and to vote the shares of common stock that they held on that date at the Meeting or at any postponement or adjournment of the Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on.
Who Can Attend the Meeting?
     All shareholders as of the record date, or their duly appointed proxies, may attend the Meeting, and each may be accompanied by one guest. Seating is limited and will be on a first-come, first-served basis. Registration will begin at 5:30 p.m., and seating will be available at approximately 6:00 p.m.
No cameras, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.
     Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Meeting.
What Constitutes a Quorum?
     The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business. As of the record date, 25,713,567 shares of common stock of the Company were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the Meeting.
Can a Shareholder Nominate a Director?
     The Nominating and Corporate Governance Committee (“Nominating Committee”) of the Board of Directors will consider a candidate properly and timely recommended for directorship by a shareholder or group of shareholders of the Company. The recommendation must be submitted by one or more shareholders that have beneficially owned, individually or as a group, 2% or more of the outstanding common stock for at least one year as of the date the recommendation is submitted. Shareholder recommendations must be submitted to the Secretary of the Company in writing via certified U.S. mail not less than 120 days prior to the first anniversary of the date of the Proxy Statement relating to the Company’s previous Annual Meeting. Shareholder recommendations for the Annual Meeting of Shareholders in 2011 must be received by the Company by November 12, 2010. Recommendations must be addressed as follows:

Home BancShares, Inc.
Attn: Corporate Secretary
P.O. Box 966
Conway, Arkansas 72033
DIRECTOR CANDIDATE RECOMMENDATION
Generally, candidates for a director position should possess:
•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with their performance as a director.
     The full text of our “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” are published on our website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
How Can I Communicate Directly with the Board?
     Shareholder communications to the Board of Directors, any committee of the Board of Directors, or any individual director must be sent in writing via certified U.S. mail to the Corporate Secretary at the following address:
Home BancShares, Inc.
Attn: Corporate Secretary
P.O. Box 966
Conway, Arkansas 72033
     Our “Stockholder Communications Policy” is published on the Company’s website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
How Do I Vote?
     The enclosed proxy card indicates the number of shares you own. There are four ways to vote:
•	By Internet at www.envisionreports.com/HOMB; we encourage you to vote this way.

•	By toll-free telephone at the number shown on your proxy card.

•	By completing and mailing your proxy card.

•	By written ballot at the Meeting.
     If you vote by Internet or telephone, your vote must be received by 1:00 a.m. Central time on April 20, 2010. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Randy E. Mayor and Brian S. Davis will vote your shares FOR all of the director nominees and FOR Proposals 2 and 3.
     If You Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.
     If you complete and properly sign the accompanying proxy card and return it to the Company, or tender your vote via telephone or the Internet, it will be voted as you direct. If you attend the Meeting, you may deliver your completed proxy card in person. A proxy duly executed and returned by a shareholder, and not revoked prior to or at the Meeting, will be voted in accordance with the shareholder’s instructions on such proxy.

     If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.
What Are the Board’s Recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with each proposal in this Proxy Statement. In summary, the Board recommends a vote:
•	For the election of the nominated slate of directors (see pages 8-42).

•	For the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm (see pages 43-44).

•	For the approval, on an advisory (non-binding) basis, of the Company’s executive compensation (see page 45).
     As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. With respect to any other matter that properly comes before the Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.
What Vote Is Required to Approve Each Proposal?
•	Election of Directors. The affirmative vote of a plurality of the votes cast in person or by proxy at the Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more of the directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•	Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.
     If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under a recent amendment to the New York Stock Exchange (“NYSE”) rules, brokers no longer have the discretion to vote on the election of directors because director elections, even if uncontested, are no longer considered a routine matter. Even though the Company’s stock is listed on the NASDAQ Global Select Market, it is expected that brokers who are members of the NYSE will follow the NYSE rules governing proxy voting with respect to all proxies for publicly traded companies. Thus, if you do not give your broker or nominee specific instructions, including with respect to the election of directors, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
     The authorized common stock of the Company consists of 50,000,000 shares at $0.01 par value. As of the close of business on March 5, 2010, there were 25,713,567 shares eligible to vote.
Can I Change My Vote After I Return the Proxy Card?
     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted proxy.

How Many Directors Are There?
     Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. Currently, we have eleven directors.
How Long Do Directors Serve?
     Our Bylaws provide that the directors shall serve a term of one year and until their successors are duly elected and qualified. The shareholders of the Company elect successors for directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.
Do the Shareholders Elect the Executive Officers?
     No. Executive officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.
You Should Carefully Read this Proxy Statement in its Entirety.

PROPOSAL ONE — ELECTION OF DIRECTORS

     Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. After the nominations were approved by the Board, one of the nominees passed away. At this time, the Board has not elected to fill that vacancy. The Board of Directors proposes that the nominees for directors described below be re-elected for a new term of one year and until their successors are duly elected and qualified. All nominees are currently serving as directors.
     Each of the nominees has consented to serve the term for which he is nominated. If any nominee becomes unavailable for election, which is not anticipated, the directors’ proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the meeting.
The Board of Directors Recommends that Shareholders Vote
FOR
Each of the Nominees Listed Herein
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
     The names of the Company’s directors and executive officers as of March 5, 2010, and their respective ages and positions are listed in the table below.
     During 2008, the Company announced plans to combine the charters of the Company’s bank subsidiaries into a single charter and adopt Centennial Bank as the common name. In December 2008, we began this combination process by changing the name of First State Bank to Centennial Bank and combining the charter of Marine Bank into this renamed First State Bank (now Centennial Bank). During 2009, we completed the combination of the charters of our remaining bank subsidiaries, Community Bank, Twin City Bank, Bank of Mountain View and Centennial Bank (of Little Rock), into the new Centennial Bank. As used hereinafter in this Proxy Statement, any reference to our “former bank subsidiaries” or to any of the six banks named in this paragraph refers to the Company’s separately chartered bank subsidiary or subsidiaries as they existed prior to the merger of the banks into a single charter.
[Table follows on next page.]

		Positions Held with	Positions Held
Name	Age	Home BancShares, Inc.	with Centennial Bank
John W. Allison	63	Chairman of the Board	Chairman of the Board
C. Randall Sims	55	Chief Executive Officer and Director	Chief Executive Officer, President, and Director
Randy E. Mayor	45	Chief Financial Officer, Treasurer, and Director	Chief Financial Officer and Director
Brian S. Davis	44	Chief Accounting Officer and Investor Relations Officer	—
Kevin D. Hester	44	Chief Lending Officer	Chief Lending Officer and Director
Robert H. Adcock, Jr.	61	Vice Chairman of the Board	Vice Chairman of the Board
Richard H. Ashley	54	Director	Director
Dale A. Bruns	67	Director	Director
Richard A. Buckheim	66	Director	—
Jack E. Engelkes	60	Director	Director
James G. Hinkle	61	Director	—
Alex R. Lieblong	59	Director	Advisory Director
William G. Thompson	62	Director	—
Robert F. Birch, Jr.	60	—	Regional President
Tracy M. French	48	—	Regional President

NOMINEES FOR DIRECTOR
     The eleven director nominees consist of the current eleven members of the Board. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director.

John W. Allison	Director Since 1998
     John W. Allison is the founder and has been Chairman of the Board of Home BancShares since 1998. He also serves on the Asset Quality Committee and Asset/Liability Committee of Home BancShares. From 1998 to July 2009, he served as Chief Executive Officer of Home BancShares. Mr. Allison has more than 26 years of banking experience, including service as Chairman of First National Bank of Conway from 1983 until 1998, and as a director of First Commercial Corporation from 1985 (when First Commercial acquired First National Bank of Conway) until 1998. At various times during his tenure on First Commercial’s board, Mr. Allison served as the Chairman of that company’s Executive Committee and as Chairman of its Asset Quality Committee. Prior to its sale to Regions Financial Corporation in 1998, First Commercial was a publicly traded company and the largest bank holding company headquartered in Arkansas, with approximately $7.3 billion in assets. In 2008, Mr. Allison became a director of Lodgian, Inc., a publicly traded owner and operator of hotels. Mr. Allison is a successful business owner with extensive experience in the management of banks and bank holding companies. As the founder and former Chief Executive Officer of Home BancShares, he has intimate knowledge of the issues facing our management, and he has been a guiding figure in the development of Home BancShares and its growth strategy. He is also the largest individual shareholder of Home BancShares, which the Board of Directors believes aligns his interests with those of our shareholders.

C. Randall Sims	Director Since 1998
     C. Randall Sims was named Chief Executive Officer of Home BancShares in 2009. Since 1998, Mr. Sims has been and continues to be Chief Executive Officer and President of Centennial Bank (formerly First State Bank) and a director of Home BancShares. He also serves as Chairman of the Asset Quality Committee and as a member of Asset/Liability Committee of Home BancShares. From 1998 to 2009, he served as Secretary of Home BancShares. Prior to joining First State Bank, Mr. Sims was an executive vice president with First National Bank of Conway. He holds a Juris Doctor degree from the University of Arkansas at Little Rock School of Law and a Bachelor of Arts degree in accounting and business administration from Ouachita Baptist University in Arkadelphia, Arkansas. He attended the Graduate School of Banking at the University of Wisconsin and is an honor graduate of the American Bankers Association National Commercial Lending School held at the University of Oklahoma. Mr. Sims currently serves as a Trustee at the University of Central Arkansas and as Chairman of the Conway Christian School Board. Mr. Sims’ educational background in accounting, business, law and banking provides him a wide-ranging set of skills for the management of a public company such as Home BancShares. He has served as Chief Executive Officer for our bank subsidiary for over 11 years and has extensive banking and executive experience. As Chief Executive Officer of the holding company and the bank and as a long-time director of both entities and other organizations, he brings knowledge of the day-to-day management of the Company as well as expertise in many areas, including financial, corporate governance, risk assessment, and operational matters.

Randy E. Mayor	Director Since 2009
     Randy E. Mayor joined Home BancShares in 1998 as Executive Vice President and Finance Officer and became our first Chief Financial Officer in 2004. Mr. Mayor has been Chief Financial Officer and Treasurer of Home BancShares since 2004 and a director of Home BancShares since 2009. He currently serves as Chairman of the Asset/Liability Committee and as a member of the Asset Quality Committee. Since 1998, he has also served as Chief Financial Officer and as a director of Centennial Bank (formerly First State Bank). Mr. Mayor is a certified public accountant and has more than 22 years of banking experience. From 1988 to 1998, he held various positions at First National Bank of Conway, a subsidiary of First Commercial, including Senior Vice President and Finance Officer from 1992 to 1998. He holds a bachelor of business administration degree from the University of Central Arkansas and is a graduate of the American Bankers Association National Commercial Lending School held at the University of Oklahoma. Mr. Mayor has extensive experience in financial and accounting matters relating to banks and bank holding companies. As our first and only Chief Financial Officer, he provides an in-depth understanding of the Company’s financial condition on a current and historical basis, as well as experience with internal controls, risk assessment, and management of the financial affairs of a public company.

Robert H. Adcock, Jr.	Director From 1998 to 2003 and Since 2007
     Robert H. Adcock, Jr. has been a director and Vice Chairman of Home BancShares since July 2007. He also serves on the Asset Quality Committee, Audit Committee, Asset/Liability Committee and Nominating and Corporate Governance Committee of Home BancShares. Mr. Adcock is a co-founder of Home BancShares with Mr. Allison. He previously served as a director and Vice Chairman of Home BancShares from 1998 to 2003. In June 2003, Mr. Adcock stepped down from the Board of Directors of Home BancShares to become the Arkansas State Bank Commissioner. He was reappointed as Vice Chairman of Home BancShares in July 2007 upon completion of his four-year term as Arkansas State Bank Commissioner. Mr. Adcock retired from the First National Bank of Conway, Arkansas (now Regions Bank), in 1996 after more than 20 years of service. He presently operates a farming operation in Gould (Lincoln County), Arkansas, and has many real estate holdings in the Conway, Arkansas, area. Mr. Adcock has an extensive background in banking, and as a co-founder of Home BancShares, he has a vast knowledge of the Company and our markets. His experience as Arkansas State Bank Commissioner gives him particular insight into regulatory matters affecting the Company and the bank, as well as contacts in the banking industry throughout Arkansas.

Richard H. Ashley	Director Since 2004
     Richard H. Ashley has been a director of Home BancShares since 2004 and served as Vice Chairman from 2006 to July 2007. He also serves on the Asset Quality Committee, Asset/Liability Committee and the Compensation Committee of Home BancShares. He has served as a director of Centennial Bank (formerly First State Bank) since February 2009. He served as a director of the former Twin City Bank from 2000 until its charter was merged into Centennial Bank in 2009, and as Chairman of Twin City Bank from 2002 to 2009. Since March 2007, he has been a director of Entergy Arkansas, Inc., an electric public utility company. Mr. Ashley is President and owner of the Ashley Company, a privately held company involved in land development and investment in seven states throughout the United States since 1978. Mr. Ashley has extensive experience and knowledge with respect to real estate and real estate financing, which is a significant part of our lending. He has substantial banking experience through his nearly 10 years of service on the board of our former subsidiary bank, Twin City Bank. In addition, his service on the Compensation Committee of Home BancShares has enhanced his knowledge of public company executive compensation matters.

Dale A. Bruns	Director Since 2004
     Dale A. Bruns has been a director of Home BancShares since 2004 and a director of Centennial Bank (formerly First State Bank) since 1998. Mr. Bruns also served as a director of the former Twin City Bank from 2000 to 2009. Mr. Bruns is the chairman of the compensation committees for Home BancShares and Centennial Bank (formerly First State Bank), and is a member of the Nominating and Corporate Governance Committee of Home BancShares. Prior to his service with First State Bank, he served as a director of the First National Bank of Conway from 1985 to 1998. Mr. Bruns has owned and operated several McDonald’s restaurants located in central Arkansas. He is also the owner of Central Arkansas Sign Company, Inc. He currently serves on the board of the Arkansas McDonald’s Self Insurance Trust and on the impact committee for the McDonald’s Great Southern Region. He is a past member of the McDonald’s National Operator advisory board of directors. Mr. Bruns is an experienced business person, owning and operating multiple businesses. He has significant experience in the banking industry and knowledge of our local markets, having served as a bank director in central Arkansas for 25 years. As Chairman of our Compensation Committee during the past four years, he has gained substantial knowledge of issues relating to public company oversight of executive compensation matters.

Richard A. Buckheim	Director Since 2005
     Richard A. Buckheim has been a director of Home BancShares since 2005. He also serves on the Compensation Committee of Home BancShares. From 2000 until December 2008 when the Marine Bank charter was merged into Centennial Bank (formerly First State Bank), he served as Chairman of the Board of Marine Bank and served on the bank’s compensation committee. He currently serves as Regional Chairman of Centennial Bank (formerly First State Bank) for the bank’s Florida region. Mr. Buckheim formerly owned two restaurants in Key West, Florida. Prior to moving to Key West, he founded and served as President of Buckheim and Rowland, Inc., a Michigan-based advertising and marketing company with offices in Ann Arbor, Detroit, New York, New York, and Melbourne, Florida. Mr. Buckheim has extensive experience in banking and a particular knowledge of our Florida market area through his service as Chairman of our former bank subsidiary, Marine Bank. He also provides a valuable background in advertising and marketing, as well as executive experience, as former president of the multistate advertising and marketing company that he founded and as a former business owner.

Jack E. Engelkes	Director Since 2004
     Jack E. Engelkes has been a director of Home BancShares since 2004 and a director of Centennial Bank (formerly First State Bank) since 1998. He also serves as Chairman of the Audit Committee and a member of the Compensation Committee of Home BancShares. From 1995 to 1998, he served as a director of First National Bank of Conway. Since 1990, Mr. Engelkes has served as managing partner in the accounting firm of Engelkes and Felts, Ltd. He became President of the Board of Conway Regional Health Foundation in 2006. He has also been a director of the Conway Regional Medical Center since 2005 and the Conway Development Corporation since 2000. Mr. Engelkes holds a bachelor’s degree in Business and Economics from Hendrix College in Conway. Mr. Engelkes is a certified public accountant and has extensive knowledge and experience in accounting, auditing and financial reporting. He has a strong understanding of the banking business, and particularly the Company, through his combined service over the past 15 years as a director of Home BancShares, our subsidiary bank and First National Bank of Conway. Based on that service and his other directorships, he offers valuable experience with respect to corporate governance and compensation matters.

James G. Hinkle	Director Since 2005
     James G. Hinkle has been a director of Home BancShares since 2005. Mr. Hinkle currently serves as a member of the Asset/Liability Committee of Home BancShares. He has over 28 years of banking experience. He served as Chairman of the former Bank of Mountain View from 2005 until its charter was merged into Centennial Bank in 2009. From 1995 to 2005, he served as President of Mountain View BancShares, Inc., until the company’s merger into Home BancShares. He served as President of the Bank of Mountain View from 1981 to 2005. In 2003, Mr. Hinkle became a director of the National Wild Turkey Federation, a national nonprofit conservation and hunting organization. Mr. Hinkle has a lengthy background in banking and executive management through his long-time service as an officer and director of the former Bank of Mountain View and Mountain View Bancshares. In addition, he has particular knowledge of the Company’s customer base in our north central Arkansas market.

Alex R. Lieblong	Director Since 2003
     Alex R. Lieblong has been a director of Home BancShares since 2003. He has served as an advisory director of Centennial Bank (formerly First State Bank) since 2002, and he served as a director of First State Bank from 1998 to 2002. He also serves as Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee of Home BancShares. Mr. Lieblong became a director of Lodgian, Inc., a publicly traded owner and operator of hotels, in 2006. He also currently serves on the board of directors of Ballard Petroleum, a privately held energy company. Since 1997, Mr. Lieblong has been an owner and general principal in the brokerage firm of Lieblong & Associates, Inc. Prior to Lieblong & Associates, Inc., he held management positions with Paine Webber, Merrill Lynch, and E.F. Hutton. Mr. Lieblong was a founder and has been managing partner of Key Colony Fund, L.P., a hedge fund, since 1998. He served as a director of Deltic Timber from 1997 to February 2007. Mr. Lieblong has extensive experience in the financial services industry and over a decade of experience as a director of other publicly traded and privately held companies. He has substantial knowledge of financial, regulatory, corporate governance and other matters affecting public companies which the Board of Directors believes is valuable to the Company.

William G. Thompson	Director Since 2004
     William G. Thompson has been a director of Home BancShares since 2004. He also serves on the Audit Committee and the Nominating and Corporate Governance Committee of Home BancShares. Mr. Thompson has over 28 years of banking experience. He served as a director of the former Community Bank from 1988 until its charter was merged into Centennial Bank in 2009. From 2002 to 2004, he served as Chairman of the Board of Community Bank. Mr. Thompson owns several privately held businesses located in Cabot, Arkansas, including Transloading Service Inc., Thompson Service Inc., and Thompson Sales Inc. Mr. Thompson is a business owner with many years of involvement in the banking industry. He has particular knowledge of the Company’s customer base in our east central Arkansas market and has extensive experience in dealing with financial, operational and governance matters of a community banking corporation.

CORPORATE GOVERNANCE
Duties of the Board
     The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board, however, is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussion with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them quarterly, and by participating in Board and Committee meetings.
Corporate Governance Guidelines and Policies
     We believe that good corporate governance helps ensure that the Company is managed for the long-term benefit of its shareholders. We continue to review our corporate governance policies and practices, corporate governance rules and regulations of the Securities and Exchange Commission (the “SEC”), and the listing standards of the NASDAQ Global Select Market on which our common stock is traded. The Board has adopted various corporate governance guidelines and policies to assist the Board in the exercise of its responsibilities to the Company and its shareholders. The guidelines and policies address, among other items, director independence and director qualifications. You can access and print our corporate governance guidelines and policies, including the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, our Corporate Code of Ethics for Directors, Executive Officers and Employees and other Company policies and procedures required by applicable law or regulation on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
Director Independence
     NASDAQ rules require that a majority of the directors of NASDAQ-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship, which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the NASDAQ rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). NASDAQ rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee of a listed company.
     Of the eleven persons who currently serve on our Board of Directors, we believe that eight are “independent” for purposes of NASDAQ rules. Messrs. Mayor and Sims are not considered independent because they are officers of Home BancShares. Mr. Allison cannot be considered independent because he has been an officer within the last three years. The Board has also determined that no member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of these committees meet the criteria for independence under the NASDAQ listing standards.
Board Structure and Role in Risk Oversight
     As of July 17, 2009, the Board of Directors separated the positions of Chairman and Chief Executive Officer (“CEO”) when the Board promoted Mr. Sims to CEO. Mr. Allison, formerly the Chairman and CEO of the Company, now serves as Chairman of the Board. Prior to that time, Mr. Allison had been the only CEO for the Company since its founding. The primary purpose of installing a separate CEO with Mr. Allison continuing to serve as Chairman was to facilitate and strengthen the succession of management of the Company. This separation of Chairman and CEO also allows for greater oversight of the Company by the Board. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the description of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Code of Ethics
     We have adopted a Code of Ethics that applies to all of our directors, officers, and employees. We believe our Code of Ethics is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by us, compliance with applicable laws, prompt internal reporting of ethics violations, and accountability for adherence to the Code of Ethics. This Code of Ethics is published in its entirety on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.” We will post on our website any amendment to this code and any waivers of any provision of this code made for the benefit of any of our senior executive officers or directors.
BOARD MEETINGS AND COMMITTEES OF THE BOARD
     The business of the Company is managed under the direction of the Board of Directors, who meet on a regularly scheduled basis during the calendar year to review significant developments affecting the Company and to act on matters that require Board approval. Special meetings are also held when Board action is required on matters arising between regularly scheduled meetings. Written consents to action without a meeting may be obtained if the Company deems it more appropriate.
     All members of the Board are strongly encouraged to attend each meeting of the Board and meetings of the Board Committees on which they serve, as well as the Annual Meeting. The Board of Directors held four regularly scheduled meetings and five special meetings during calendar year 2009. During this period all current members of the Board participated in at least 91% of the Board and committee meetings, and all of the current Board members except one attended the Company’s Annual Meeting in 2009. Our “Director Attendance Policy” is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     Our Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Asset/Liability Committee and the Asset Quality Committee. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier resignation or removal.
     The following table discloses the Board members who serve on each of the Board’s committees and the number of meetings held by each committee during calendar year 2009.
[Table follows on next page.]

Committees of the Board

Nominating
			and Corporate		Asset
	Audit	Compensation	Governance	Asset/Liability	Quality
Robert H. Adcock, Jr.	X		X	X	X
John W. Allison				X	X
Richard H. Ashley		X		X	X
Dale A. Bruns		Chair	X
Richard A. Buckheim		X
Jack E. Engelkes	Chair	X
James G. Hinkle				X
Alex R. Lieblong	X		Chair
Randy E. Mayor				Chair	X
C. Randall Sims				X	Chair
William G. Thompson	X		X

Number of Meetings	5	4	1	4	4
Audit Committee
     The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of our accounting and financial reporting processes and our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and our independent auditors. In fulfilling its duties, the Audit Committee, among other things:
•	prepares the Audit Committee report for inclusion in the annual proxy statement;

•	appoints, compensates, retains and oversees the independent auditors;

•	pre-approves all auditing and appropriate non-auditing services performed by the independent auditor;

•	discusses with the internal and independent auditors the scope and plans for their respective audits;

•	reviews the results of each quarterly review and annual audit by the independent auditors;

•	reviews the Company’s financial statements and related disclosures in the Company’s quarterly and annual reports prior to filing with the SEC;

•	reviews the Company’s policies with respect to risk assessment and risk management;

•	reviews the Company’s internal controls, the results of the internal audit program, and the Company’s disclosure controls and procedures and quarterly assessment of such controls and procedures;

•	establishes procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding such matters; and

•	reviews the Company’s legal and regulatory compliance programs.

     The Board of Directors has adopted a written charter for the Audit Committee that meets the applicable standards of the SEC and NASDAQ. A copy of the Audit Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     The Audit Committee is comprised of Jack E. Engelkes, Chairman, Robert H. Adcock, Jr., Alex R. Lieblong and William G. Thompson. The Board has determined that each member of the Committee satisfies the independence requirements of the NASDAQ listing standards, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Engelkes has the attributes of an “audit committee financial expert” as defined by the regulations of the SEC.
Compensation Committee
     The Compensation Committee aids the Board in discharging its responsibility with respect to the compensation of our executive officers and directors. The Compensation Committee is responsible for evaluating and approving the Company’s compensation plans and policies and for communicating the Company’s compensation policies to shareholders in our annual proxy statement. In fulfilling its duties, the Compensation Committee, among other things:
•	reviews and approves corporate goals and objectives relevant to the compensation of our CEO;

•	evaluates the performance and determines the annual compensation of the CEO in accordance with these goals and objectives;

•	reviews and approves the amounts and terms of the annual compensation for our other executive officers;

•	reviews and approves employment agreements, severance agreements or arrangements, retirement arrangements, change in control agreements/provisions and special or supplemental benefits for the executive officers;

•	reviews and makes recommendations to the Board with respect to incentive based compensation plans and equity based plans, and establishes criteria for and grants awards to participants under such plans;

•	reviews and recommends to the Board the compensation for our directors; and

•	reviews and recommends to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement and Form 10-K annual report.
     The Board of Directors has adopted a written charter for the Compensation Committee that meets the applicable standards of the SEC and NASDAQ. The Compensation Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     The Compensation Committee is comprised of Dale A. Bruns, Chairman, Richard H. Ashley, Richard A. Buckheim and Jack E. Engelkes. The Board has determined that each member of the Committee satisfies independence requirements of the NASDAQ listing standards and Section 162(m) of the Internal Revenue Code of 1986, as amended.
     The Compensation Committee charter authorizes the Committee to delegate to subcommittees of the Committee any responsibility the Committee deems necessary or appropriate. The Committee shall not, however, delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.
     The Chairman provides recommendations to the Committee regarding the form and amount of compensation paid to our executive officers. Additionally, the Chairman, the CEO and our Chief Financial Officer (“CFO”) regularly attend Committee meetings, other than executive sessions. Traditionally, management has provided to the Committee historical and prospective breakdowns of primary compensation components for each executive officer, including internal pay equity analyses.

     Historically, the Committee meets subsequent to year end to finalize discussion regarding the Company’s performance goals for the previous and current year with respect to performance-based compensation to be paid to executive officers and to approve its report for the annual proxy statement. These goals are approved within 90 days of the beginning of the year. Each year in December and/or January, the Committee generally discusses any new compensation issues, the compensation, bonus and incentive plan award analyses and the engagement of a compensation consultant for annual executive and director compensation. The Committee also meets in December and/or January to:
1.	review and discuss the recommendations made by the Chairman;

2.	review the performance of the Company and the individual officers;

3.	review the level to which the Company’s performance goals were attained and approve short-term cash bonus and long-term incentive awards; and

4.	determine the executive officers’ base salaries for the following year.
     Management also advises the full Board, including the Committee members, throughout the year of new issues and developments regarding executive compensation.
     Compensation Committee Interlocks And Insider Participation
     During 2009, Messrs. Bruns, Ashley, Buckheim and Engelkes served as members of the Compensation Committee. None of these four directors during 2009 or at any previous time served as an officer or employee of Home BancShares or our bank subsidiary. During 2009, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our independent directors served as an executive officer. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for information concerning transactions during 2009 involving Mr. Ashley.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee develops and maintains the corporate governance policies of the Company. The Committee’s responsibilities include, among other things:
•	developing and maintaining the Company’s corporate governance policies;

•	identifying, screening and recruiting qualified individuals to become Board members;

•	determining the composition of the Board and its committees;

•	assisting the Board in assessing the Board’s effectiveness;

•	assisting management in preparing the disclosures regarding the Committee’s operation to be included in the Company’s annual proxy statement; and

•	reviewing and approving all related party transactions.
     The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that meets the applicable standards of the SEC and NASDAQ. The Nominating and Corporate Governance Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     The Nominating and Corporate Governance Committee is comprised of Alex R. Lieblong, Chairman, Robert H. Adcock, Jr., Dale A. Bruns and William G. Thompson. The Board has determined that all members of the Committee satisfy independence requirements of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met on January 22, 2010, to select director nominees to be voted on at the Annual Meeting.
     Director Candidate Qualifications
     The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy outlines the qualifications the Committee looks for in a director nominee. Generally, the candidate should possess:

•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with performance as a director.
     More specifically, the Nominating Committee seeks candidates who possess various qualifications, skills, or other factors it deems appropriate. These factors may include leadership experience in business or other relevant fields, knowledge of the Company and the financial services industry, experience in serving as a director of another financial institution or public company generally, education, wisdom, integrity, analytical ability, familiarity with and participation in the communities served by the Company and its subsidiaries, commitment to and availability for services as a director, and any other factors the Committee deems relevant.
     Director Nominations Process
     After assessing and considering prevailing business conditions of the Company, legal and listing standard requirements for Board composition, the size and composition of the current Board, and the skills and experience of current Board members, any of the Chairman, the Nominating Committee or any Board member may identify the need to add a Board member or to fill a vacancy on the Board. The Committee identifies qualified director nominees from among persons known to the members of the Committee, by reputation or otherwise, and through referrals from trusted sources, including senior management, existing Board members, shareholders and independent consultants hired for such purpose. The Committee may request that senior officers of the Company assist the Committee in identifying and assessing prospective candidates who meet the criteria established by the Board.
     The Nominating Committee evaluates candidates based upon the candidate’s qualifications, recommendations, or other relevant information, including a personal interview. The Nominating Committee has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as banking, finance, accounting, sales and marketing, law, strategic planning and leadership of large, complex organizations.
     In addition to the targeted skill areas, the Nominating Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a Board including:
•	Strategy — knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and banking markets;

•	Leadership — skills in coaching senior executives and the ability to assist in their development;

•	Organizational issues — understanding of strategy implementation, management processes, group effectiveness and organizational design;

•	Relationships — understanding how to interact with investors, regulatory bodies, and communities in which the Company operates;

•	Functional — understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

•	Ethics — the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.
     The Committee meets to consider and approve the candidates to be presented to the Board. The Committee then presents its proposed nominees to the full Board. The Board considers the recommendations of the Committee and approves candidates for nomination.

     The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
Asset/Liability Committee
     Our Asset/Liability Committee consists of Robert H. Adcock, Jr., John W. Allison, Richard H. Ashley, James G. Hinkle, Randy E. Mayor, and C. Randall Sims. Mr. Mayor serves as Chairman of the Asset/Liability Committee. The Asset/Liability Committee meets quarterly and is primarily responsible for:
•	development and control over the implementation of liquidity, interest rate and market risk management policies;

•	review of interest rate movements, forecasts, and the development of the Company’s strategy under specific market conditions; and

•	continued monitoring of the overall asset/liability structure of our bank subsidiary to minimize interest rate sensitivity and liquidity risk.
Asset Quality Committee
     Our Asset Quality Committee consists of Robert H. Adcock, Jr., John W. Allison, Richard H. Ashley, Randy E. Mayor, and C. Randall Sims. Mr. Sims serves as Chairman of the Asset Quality Committee. The Asset Quality Committee meets quarterly and is primarily responsible for:
•	development and control over the implementation of credit risk policies;

•	evaluation of the impact of changing market conditions as its relates to the corresponding changes to the value of real estate used as collateral;

•	review of problem loans such as: past due loans, special mention loans and classified loans (accruing and non-accruing); and

•	monitoring of the overall asset quality of our bank subsidiary to minimize exposure to losses in the loan portfolio.
REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
     In accordance with its written charter, which was re-approved in its current form by the Board of Directors on January 22, 2010, the Audit Committee assists the Board in, among other things, oversight of our accounting and financial reporting processes, our compliance with legal regulatory requirements, the qualifications and independence of the independent auditors and the performance of the internal and independent auditors. A copy of the Audit Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     Our Board of Directors has determined that all four members of the Committee are independent based upon the independence requirements of the SEC and NASDAQ, and that our Chairman, Mr. Engelkes, satisfies the criteria of an “audit committee financial expert” as defined by the regulations of the SEC.
     Management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of our accounting principles and reporting policies and for implementing and maintaining internal control over financial reporting. Our independent auditors are responsible for auditing the financial statements and internal controls over financial reporting and for reviewing our unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. Except for our Chairman, Mr. Engelkes, the members of the Audit Committee are not engaged in the practice of accounting or auditing and are not professionals in those fields. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

     During 2009, the Audit Committee had four regularly scheduled meetings and one special meeting. The Audit Committee’s regular meetings were conducted in order to encourage communication among the members of the Audit Committee, management, the internal auditors, and our independent auditors, BKD, LLP. Among other things, the Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The Audit Committee also discussed with our independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in Auditing Standards AU Section 380, “Communication with Audit Committees.”
     The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2009, with management, the internal auditors, and our independent auditors. Management’s discussions with the Audit Committee included a review of critical accounting policies.
     The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between us and our auditors that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has reviewed and approved the amount of fees paid to BKD, LLP for audit and non-audit services. The Audit Committee concluded that the provision of services by BKD, LLP is compatible with the maintenance of BKD’s independence.
     Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2009, for filing with the SEC.
Home BancShares, Inc.
Audit Committee Members
Jack E. Engelkes, Chairman
Robert H. Adcock, Jr.
Alex R. Lieblong
William G. Thompson
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Philosophy and Program
     The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans, and review and approve annually all compensation decisions related to the “named executive officers,” the board members, and the CEO and CFO. Our “named executive officers” are our CEO, our CFO and our three other most highly-compensated executive officers, as listed in the Summary Compensation Table of this Proxy Statement. The Committee submits its decision with regard to the CEO and CFO to the independent directors for their ratification.
     The Committee recognizes the importance of compensation and performance and seeks to reward performance with cost-effective compensation that aligns employee efforts with the business strategy of the Company and with the interest of the shareholders. The Committee also recognizes that the compensation should assist the Company in attracting and retaining key executives critical to its long-term success.
     The following principles guide the Committee:

•	Compensation levels should be sufficiently competitive to attract and retain key management for the bank and holding company. The Company hires experienced bank executives that have a track record in the market. Competition is strong for these talented and experienced people. The compensation package must be strong and competitive in that market.

•	Compensation should relate directly to performance and responsibility. Compensation should vary with the performance and responsibility of the individual. It should always be proportional to the contribution to the Company’s success.

•	Short-term incentive compensation should motivate high performance. The Company uses the cash bonus plan to motivate individuals with roles and responsibilities that give them the ability to directly impact the Company’s performance and strategic direction. The incentive compensation should not cause the individual to take excessive and unnecessary risks that would threaten the institution.

•	The Company’s Non-Qualified Stock Option Plan should align management with shareholders’ interests. Awards of stock options, restricted stock or other forms of long-term compensation should encourage management to focus on the long-term growth and success of the Company. It should provide management with a meaningful stake in the Company and the prospects of a long-term career.
     The Committee receives regular updates on our business results from management and reviews the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Committee also regularly reviews information, including reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably-sized bank holding companies in a peer group to assess our comparative performance and organizational structure. The Committee uses management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The Committee takes the view that a close connection between compensation and performance objectives encourages our executives to make decisions that will result in significant positive short-term and long-term returns for our business and our shareholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the named executive officers, the business or our shareholders.
     Based on these reports and assessments, the Committee regularly evaluates both the short-term and long-term performance compensation for the named executive officers to ensure alignment with our business objectives. The Committee also works closely with management regarding long-term equity incentives, including performance based equity awards, which emphasize shareholder returns while providing enhanced retention value for key executives.
     The Committee in the past has compared total compensation levels for the executive officers to the compensation paid to executives in a peer group. The Committee did not perform a peer compensation review in 2009. The Committee will review this decision on an annual basis and review peer compensation as the Committee deems necessary. For 2009, the Committee evaluated and considered the overall performance of the Company and, for our regional bank presidents, the performance of the bank in each designated region, as well as the individual’s performance and recommendations by the Chairman.
     The Company did not use the services of an independent compensation consultant to advise on compensation issues in 2009. The Committee will review this decision on an annual basis and employ such a consultant when the Committee determines that it would be helpful.
Executive Compensation Limitations Related to Capital Purchase Program
     On January 16, 2009, the Company sold $50 million of senior preferred shares to the U.S. Department of the Treasury (the “Treasury”) under the Capital Purchase Program (“CPP”) of the Treasury’s Troubled Asset Relief Program (“TARP”). The Board of Directors viewed the CPP as a voluntary opportunity to raise additional low cost capital to bolster the Company’s already adequate sources of liquidity and well-capitalized position to support existing operations as well as anticipated future growth. As a result of the Company’s participation in the CPP, the Company became subject to certain executive compensation requirements under Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”), the rules and guidelines promulgated by the Treasury thereunder, and the contract pursuant to which we sold the senior preferred shares.

     On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). The ARRA amended in its entirety Section 111 of the EESA. In doing so, the ARRA continues all the same compensation and governance restrictions and adds substantially to the restrictions in several areas. The ARRA implements many, but not all, of the restrictions in the guidelines issued by the Treasury on February 4, 2009, on executive pay for financial institutions receiving TARP assistance and in several instances goes beyond the Treasury guidelines. These restrictions apply to all participants that have received or will receive financial assistance under the TARP, and therefore, these additional restrictions apply to us.
     On June 15, 2009, the Treasury issued an interim final rule clarifying the executive compensation requirements imposed by the EESA and the ARRA. The compensation requirements imposed by the EESA and the ARRA and our contractual agreement with the Treasury apply to what the Treasury refers to as our “senior executive officers” (“SEOs”) and, in certain instances, additional officers or employees of the Company. Presently, our SEOs are the same five officers who are our named executive officers. These requirements are:
     Prohibition on Incentive Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. The EESA prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.
     Risk Review. The Compensation Committee was required within 90 days after the sale of the senior preferred shares by the Company to the Treasury to review the incentive compensation of the SEOs with the Company’s senior risk officer(s), or other personnel acting in a similar capacity, to ensure that the SEO incentive compensation arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company. Beginning on September 14, 2009, the Committee must meet at least semiannually with the senior risk officer(s), or individual(s) acting in a similar capacity, to discuss, evaluate and review the relationship between the Company’s risk management policies and practices and the SEO and employee compensation arrangements. The Committee has met with the Company’s risk officer to review, evaluate and discuss the SEO and employee compensation arrangements and determined that such arrangements do not encourage the SEOs to take unnecessary and excessive risks that could threaten the value of the Company. See “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS.”
     Clawback. In order to comply with the EESA and the ARRA, the Company must require that any bonus, retention award, and incentive compensation paid to an SEO or the next 20 most highly compensated employees during the period that the Treasury holds an equity or debt position in the Company acquired under the CPP are subject to recovery or “clawback” by the Company if it is determined that the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
     Golden Parachutes. Under the EESA and the ARRA, the Company must prohibit any golden parachute payment to an SEO or the next five most highly compensated employees during the period that the Treasury holds an equity or debt position in the Company acquired pursuant to the CPP. The Company is also prohibited from deferring any such payment beyond the expiration of this TARP period. For purposes of this requirement, “golden parachute payment” means any payment to an SEO for departure for any reason and amounts received upon a change in control of the Company, exluding certain payments from qualified retirement plans, foreign retirement plans and severance or similar payments required under state or foreign law.
     Prohibition on Bonuses and Similar Payments. The Company is prohibited by the ARRA and the Treasury interim final rule from paying or accruing any bonus, retention award, or incentive compensation during the period beginning June 15, 2009, in which any obligation to the Treasury remains outstanding. There are exceptions for long-term restricted stock meeting certain criteria and payments under legally binding employment contracts entered into on or before February 11, 2009. The prohibition applies only to the SEOs.
     Limit on Tax Deduction. In connection with its sale of the senior preferred shares, the Company agreed not to claim, during any taxable year in which the Treasury holds an equity or debt position with the Company, any deduction for federal income tax purposes for compensation that would not be deductible if section 162(m)(5) of the Internal Revenue Code were to apply to the Company. Section 162(m)(5) limits the aggregate amount of compensation, including performance-based compensation, that may be deducted annually by an applicable institution for each of its five most highly compensated executive officers to $500,000 during any applicable taxable year. Section 162(m)(5) applies to any financial institution that has sold an aggregate of $300 million of troubled assets to the Treasury under a program established pursuant to the EESA. Because the Company’s sale of preferred stock to the Treasury occurred on January 16, 2009, the Company will be subject to this $500,000 deduction limitation beginning with the 2009 taxable year and during any future taxable year in which the Treasury holds an equity or debt position with the Company.

     Binding SEO Agreements. Prior to the Company’s sale of senior preferred shares to the Treasury, each of the Company’s SEOs entered into a letter agreement with the Company through which the SEO agreed to certain actions as described below in connection with the Company’s compliance with the executive compensation restrictions under the CPP. Specifically, each SEO agreed to the following:
•	Prohibition by the Company of any golden parachute payment to the SEO during any period during which he is a senior executive officer and the Treasury holds an equity or debt position acquired from the Company in the CPP (the “CPP Covered Period”);

•	Any bonus and incentive compensation paid to the CEO during a CPP Covered Period being subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

•	Amendment by the Company to the extent necessary to give effect to the agreed upon limitations described above of each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to the SEO; and

•	Review by the Company of its Benefit Plans to ensure that they do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company and, to the extent any such review requires revisions to any Benefit Plan with respect to the SEO, the SEO and the Company agree to negotiate such changes promptly and in good faith.
     Shareholder “Say-on-Pay” Vote Required. Under the ARRA, we are required to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Company’s proxy statement. On January 12, 2010, the SEC adopted regulations pursuant to the ARRA to implement this “say-on-pay” requirement. The Company has included in this Proxy Statement a proposal providing for an advisory vote to approve the compensation of our executives. See “PROPOSAL THREE — ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.”
     Prohibition on Compensation Plans that “Encourage” Earnings Manipulation. The Company is prohibited from implementing any compensation plan that would encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees. The Company does not believe it has any compensation plan that would encourage manipulation of the reported earnings of the Company.
     Semiannual Compensation Plan Evaluation Required. The ARRA requires the Company’s Compensation Committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the Company posed by such plans.
     CEO, CFO and Compensation Committee Certification Requirements. The ARRA and the Treasury interim final rule require our CEO and CFO to provide a written certification of compliance with the executive compensation restrictions in the ARRA as an exhibit to our annual report on Form 10-K filed with the SEC. Additionally, the Company’s Compensation Committee must annually certify that it has completed its review of the SEO and employee compensation plans and provide a narrative description of how it limited features in the SEO and employee compensation plans that could encourage the undesirable behaviors restricted by these requirements. The Company has included this certification and narrative in this Proxy Statement. See “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS.”
     Policy Regarding Excessive or Luxury Expenditures. The ARRA requires us to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. A copy of the Company’s Policy Regarding Excessive or Luxury Expenditures is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

     Perquisite Disclosure Requirements. The ARRA and the Treasury interim final rule require us to disclose any perquisite provided to any employee subject to the ARRA’s bonus limitations with a total value exceeding $25,000 during the fiscal year. We are also required to provide a narrative description of the amount and nature of any such perquisites, the recipient of these perquisites, and a justification for offering these perquisites (including a justification for offering the perquisite, and not only for offering the perquisite with a value that exceeds $25,000). This disclosure applies only to our SEOs. During 2009, the Company did not provide any perquisite with a total value exceeding $25,000.
     Prohibition on Tax Gross-Up Payments. The Company is prohibited from making any tax “gross-up” payment, or a payment to cover taxes due on compensation such as golden parachutes and perquisites, to any of the SEOs and the 20 next most highly compensated employees. This prohibition includes providing a right to a payment of such a gross-up at a future date, such as a date after the Treasury no longer holds an equity or debt position in the Company acquired pursuant to the CPP.
     Disclosure of Compensation Consultants. We are required to disclose whether the Company or the Committee engaged a compensation consultant and to provide a narrative description of the services provided by any such consultant, including any non-compensation related services provided by the consultant or any of its affiliates, as well as a description of the use of any “benchmarking” procedures in the consultant’s analysis. The Company did not engage the services of a compensation consultant during 2009.
     Treasury Review of Prior Payments. The ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to our SEOs and the next 20 most highly-compensated employees of the Company and to “seek to negotiate” with the Company and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest. The Treasury has established a Special Master for TARP who is responsible for administering these reviews and negotiating any such reimbursements, and who may render advisory opinions on whether any particular payments are inconsistent with the CPP or otherwise in conflict with the public interest.
Components of Compensation
     The key elements of the Company’s executive compensation program are:
•	Base salary

•	Short-term incentives (bonuses)

•	Long-term incentives compensation (options/restricted stock)

•	Retirement and insurance benefit plans

•	Certain defined perquisites
     The Company tries to determine the proper mix of base, short-term and long-term incentive compensation. In our markets there are a number of national, regional and community banks. The competition for experienced executives in banking is strong. The Committee understands that being a public company that can offer equity incentives, a community banking philosophy, and an above average base pay puts the Company in a competitive position for strong management. The public market for the stock and its easily accessible value is a positive factor in aligning the management’s interest with that of the shareholders and making them meaningful stakeholders.
     Base Salary
     Base salaries have been targeted at the upper levels for the peer group of companies and adjusted to recognize varying levels of responsibility, individual performance, individual bank performance if appropriate and internal equity issues. The Committee reviews the base salaries of the executive officers annually. This base salary provides the foundation for a total compensation package that is required to attract, retain and motivate the officers. Generally, base salaries are not directly related to specific measures of performance, but are determined by experience, the scope and complexity of the position, current job responsibilities, and salaries of competing banks. The Company does not use benchmarking.

     Short-term Incentives
     An annual cash bonus plan is intended to reward individual performance for that year. The Compensation Committee reviews the individual performance of the officer, and if he or she is in charge of a banking region, the performance of that region. In evaluating a regional bank president, the Committee reviews the goals for that banking region, including return on assets, growth in assets, asset quality, return on equity, gross margin, net income, operating income, net cash flow and regulatory examination results. In evaluating an executive officer of the parent, the Committee reviews the goals of the parent company including shareholder return, earnings per share, and the other criteria noted above. The final consideration is the overall profitability of the Company. The Committee then determines the amount of the awards. As previously described, beginning June 15, 2009, the Company is prohibited from paying or accruing any cash bonus to our SEOs so long as the Treasury holds a position in our securities pursuant to the CPP. In accordance with these limitations, the Company provided cash bonuses to our SEOs for 2009 of only such amounts as were accrued for the period prior to June 15, 2009.
     Long-term Incentives
     Consistent with the Company’s philosophy that favors compensation based upon performance, long-term incentives comprise a significant component of total compensation. In 2006, the Board of Directors adopted and the shareholders approved the 2006 Stock Option and Performance Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain highly qualified officers, directors, and key employees, and to encourage those employees to improve our business results. The Plan is administered by our Compensation Committee. Subject to the terms of the Plan, the Committee may select participants to receive awards, determine the types, terms and conditions of awards and interpret provisions of the Plan.
     It is the policy of the Committee to award grants with an exercise price set at the fair market value on the date of the grant. The Company does not have a practice of timing option or restricted stock grants to coordinate with the release of material non-public information. The Committee evaluates opportunities under the Plan along with the annual setting of salaries and awarding bonuses. The Committee will also consider awards under the Plan if appropriate in recruiting a new employee.
     The Committee uses one or more of the following business criteria, on a consolidated basis and/or with respect to specified subsidiaries (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:
•	shareholder return;

•	return on assets;

•	growth in assets;

•	asset quality;

•	return on equity;

•	earnings per share;

•	net income; and

•	operating income.
     Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the compensation that publicly held corporations may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option and restricted stock awards are generally performance-based meeting those requirements and, as such, are deductible. We did not have any executive officer with deductible compensation of $1,000,000 during 2009, and the Compensation Committee has not adopted a policy with regard to this issue.

     However, as described above, financial institutions such as the Company that have sold securities to the Treasury under the CPP are subject to Section 162(m)(5), enacted as part of the EESA, which limits the aggregate amount of compensation, including performance-based compensation, that may be deducted annually by an applicable institution for each of its five most highly compensated executive officers to $500,000 during the period that the Treasury holds an equity or debt position in the institution. Because the Company sold senior preferred shares to the Treasury on January 16, 2009, we will be subject to this $500,000 deduction limitation beginning with the 2009 taxable year and during any future taxable year in which the Treasury holds an equity or debt position with the Company. See “— Executive Compensation Limitations Related to Capital Purchase Program.”
     The Company has both regular and performance-based nonqualified stock options. The Committee issued performance-based options in 2006 with a cliff-vesting date of January 1, 2010, and with eligibility for the options tied to annual or cumulative performance goals for the Company and for our then individual banks. The remaining eligible portion of the options for which the performance goals were determined to have been met vested on the cliff-vesting date. Although the Committee determined that the cumulative performance goals had not been met due to the difficult current market conditions, particularly in our Florida market, the Committee believes that these performance-based options achieved their objectives with respect to retaining our officers and improving the results of our subsidiary bank in consideration of the difficult market conditions.
     The Committee is currently considering terms for new long-term incentive awards subject to the limitation imposed on the Company in connection with the Company’s sale of senior preferred shares to the Treasury pursuant to the CPP. As described above, the ARRA prohibits the Company from awarding incentive compensation, including stock options, to our senior executive officers during the period in which any obligation to the Treasury remains outstanding. However, the Company is allowed to issue long-term restricted stock provided that any such restricted stock does not fully vest during the period in which any obligation to the Treasury remains outstanding and the value of the award is not greater than one-third of the total amount of the employee’s annual compensation. Under the Plan, the Company may grant restricted stock based on the criteria described above. The restricted period for such shares may be subject to the satisfaction of Company or individual performance objectives but may not be less than one year. If the restricted shares are not subject to any such performance objectives, the restricted period may not be less than three years.
     During 2009, the Company granted individual restricted stock awards representing shares of our common stock to two employees, including our Chief Operating Officer, Ron W. Strother. On July 17, 2009, the Company awarded 6,400 restricted shares with a fair market value of $20.70 to Mr. Strother. These shares were to vest in four equal annual installments beginning on July 17, 2010, subject to the limitations imposed by the ARRA and the Treasury interim final rule (as described in the following paragraph). Mr. Strother passed away on January 31, 2010. Therefore, all of these restricted shares vested to Mr. Strother’s estate upon his death. However, the shares may be transferred to Mr. Strother’s estate only in accordance with the transfer limitations described in the following paragraph. The restricted shares granted to an employee were issued upon the commencement of his employment and are subject to a five-year vesting period with one-third of the shares vesting in each of last three years of the vesting period.
     On January 22, 2010, the Committee granted restricted stock awards representing a total of 16,600 shares of our common stock with a fair market value on the date of grant of $25.01 to our senior executive officers and four additional employees of the Company. The awards were made pursuant to the requirements of the ARRA and the Treasury interim final rule. The restricted shares will vest in three equal annual installments beginning on January 22, 2011. However, as long as the Treasury holds a position in our securities pursuant to the CPP, any such restricted shares granted to any of our senior executive officers will only be transferable to the senior executive officer as follows: (i) 25% of the vested shares will be transferable at the time of the Company’s repayment of 25% of the aggregate financial assistance received from the Treasury pursuant to the CPP; (ii) an additional 25% of the vested shares (for a total of 50% of the vested shares) will be transferable at the time of the Company’s repayment of 50% of the aggregate financial assistance received from the Treasury; (iii) an additional 25% of the vested shares (for a total of 75% of the vested shares) will be transferable at the time of the Company’s repayment of 75% of the aggregate financial assistance received from the Treasury; and (iv) the remainder of the vested shares will be transferable at the time of the Company’s repayment of 100% of the aggregate financial assistance received from the Treasury. In addition, under the ARRA and Treasury restrictions, the senior executive officer is required to provide services to the Company for at least two years after the grant date of the restricted stock, except in the case of the senior executive officer’s death or disability.

     Retirement and Insurance Benefits
     Post-Termination Benefits. We do not have any employment, salary continuation, or severance agreements currently in effect for any of our executive officers.
     Chairman’s Retirement Plan. In 2007, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for our Chairman, John W. Allison. The Chairman’s Retirement Plan provides a supplemental retirement benefit to Mr. Allison of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later.
     The benefits under the plan vest based on Mr. Allison’s age according to the following schedule: age 61 — 7.5%, age 62 — 35.0%, age 63 — 60.0%, age 64 — 82.0% and age 65 — 100.0%. These benefits will become 100% vested if any of the following events occur before Mr. Allison reaches the age of 65: his death, disability or involuntary termination from the Company without cause, or a change in control of the Company. The vested benefits are payable over 10 years or Mr. Allison’s life, whichever is greater, and commence on the earlier of Mr. Allison reaching age 65 or termination of his employment with the Company for any reason other than death.
     If Mr. Allison dies before the benefits commence, his beneficiary is entitled to receive the benefits for 10 years. If he dies during the 10 year guaranteed benefit period, his beneficiary will receive the remaining payments due during the guaranteed period. If he dies after the guaranteed benefit period, no further benefits will be paid. The annual benefit will be paid in monthly installments.
     Supplemental Executive Retirement Plan. Prior to our acquisition of Community Bank, the bank purchased life insurance policies on its President and Chief Executive Officer, Tracy M. French. The policies offset benefit expenses associated with a supplemental annual retirement benefit that grows on a tax-deferred basis. A portion of the benefit is determined by an indexed formula. The balance of the benefit is determined by crediting interest on the accrued balances. The calculation for the benefit expense accrual is: insurance policy income minus opportunity cost plus interest. The opportunity cost is determined by the bank and is equal to the five year average of the one year Treasury Bill rate. The bank (now Centennial Bank) retains the opportunity cost. Prior to Mr. French’s retirement, any earnings in excess of the opportunity costs are accrued to a liability reserve account for his benefit. In addition, that liability account is credited with interest at a rate of 8.0%. At retirement, this liability reserve account is amortized with interest and paid out over a period of 15 years. If Mr. French dies while there is a balance in his account, this balance will be paid in a lump sum to Mr. French’s beneficiaries.
     The life insurance benefit for Mr. French is being provided by an endorsement split dollar life plan. Upon the death of the executive, the death benefit payable is equal to 70% of the net at risk life insurance portion (total benefit less cash value) of the policies insuring the life of Mr. French. The bank has all ownership rights in the death benefits and surrender values of the insurance policy on Mr. French. Its obligations under the retirement benefit portion of this policy are unfunded; however, the bank has purchased life insurance policies on Mr. French that are actuarially designed to offset the annual expenses associated with the benefit portion of the policy and will, given reasonable actuarial assumptions, offset all of the cost during Mr. French’s lifetime and provide a complete recovery of costs at death.
     401(k) Plan. All our full- and part-time employees over the age of 21 are eligible to participate in our 401(k) Plan immediately. We contribute a matching contribution equal to 50% of the participants’ first 6% of deferred compensation contribution. In addition, we may make a discretionary contribution. No discretionary contributions were made during 2009.
     Health and Insurance Benefits. Our full-time officers and employees are provided hospitalization and major medical insurance. We pay a substantial part of the premiums for these coverages. All insurance coverage under these plans is provided under group plans on generally the same basis to all of our full-time employees. Also, we provide other basic insurance coverage including dental, life, and long-term disability insurance.
     In 2004, First State Bank (now Centennial Bank) adopted an endorsement split dollar life insurance plan which provides for the purchase of life insurance policies insuring the life of Mr. Allison. Both the bank and Mr. Allison have an interest in each of the policies, and therefore, this is classified as an endorsement split-dollar plan. Mr. Allison’s beneficiaries will be entitled to an amount equal to 50% of the net-at-risk insurance portion of the total proceeds. The net-at-risk portion is the total proceeds less the cash value of the policy. Mr. Allison recognizes the economic value of this death benefit each year on his individual income tax return. The beneficiaries of the policies are named by Mr. Allison and the bank will receive the remainder of the death benefit. The bank has all ownership rights in the death benefits and surrender values of the policies. The premium paid on June 4, 2004, for the policies was $4.8 million. Effective December 22, 2006, the death benefits payable under these policies split between the bank and Mr. Allison’s beneficiaries. If the death benefit were paid in 2010, approximately $8.2 million would be paid to the bank and approximately $2.2 million would be paid to Mr. Allison’s beneficiaries.

     Perquisites
     The Company provided certain perquisites to executive management in 2009. These perquisites included:
•	Country club dues

•	Gasoline for personal car

•	401(k) contributions

•	Use of company owned car
     The Company does not own its own airplane, but does use an airplane owned by Mr. Allison’s company, Capital Buyers. An employee of the Company is a pilot and flies the airplane. Mr. Allison also uses the pilot for personal travel which may or may not occur during working hours. When the Company uses the plane, Capital Buyers charges the Company for out of pocket expenses only.
Compensation of the Chairman
     On October 17, 2008, based on a recommendation by the Compensation Committee, the Board of Directors granted Mr. Allison, who was then our Chairman and Chief Executive Officer, an annual base salary of $275,000 beginning on November 1, 2008, and made him eligible for an annual discretionary cash bonus. Any cash bonus will be based upon the goals of the Company including shareholder return, earnings per share and other criteria. However, as long as the Company has an obligation outstanding under the CPP, Mr. Allison will not be eligible for a cash bonus. Mr. Allison had not previously received any salary from the Company for his services. The Committee based its decision to provide a salary to Mr. Allison on the Company’s performance under his leadership over the past 10 years.
     On July 17, 2009, the Board of Directors promoted C. Randall Sims to Chief Executive Officer, with Mr. Allison remaining as Chairman of the Board. In connection with this change, the Board determined that Mr. Allison should continue to receive an annual salary of $225,000 for his services to the Company and to be eligible for an annual discretionary cash bonus based on the previously described criteria, provided that as long as the Company has an obligation outstanding under the CPP, Mr. Allison will not be eligible for a cash bonus. This determination was based on Mr. Allison’s historical role as founder of the Company, his instrumental leadership in the Company’s achievements during his tenure as Chairman and Chief Executive Officer, and his continued active role in overseeing the management of the Company as Chairman. During 2009, Mr. Allison received $252,885 as salary from the Company. In accordance with the bonus limitations imposed by the ARRA, Mr. Allison received a cash bonus of $57,292 for the period from January 1, 2009, through June 14, 2009. On January 22, 2010, he also received a restricted stock grant representing 4,000 shares of our common stock with a fair market value on the date of grant of $25.01. The restricted shares will vest in three equal annual installments beginning on January 22, 2011, subject to the transfer limitations imposed by the Treasury in connection with the CPP.
     In March 2006, Mr. Allison received performance based stock options that represent, on a stock dividend adjusted basis, 67,392 shares of common stock with an exercise price of $12.20 per share. The stock options would vest on January 1, 2010, subject to the Company meeting certain performance goals from 2005 through 2009. Twenty percent of the options would become eligible for exercise every year if the Company met the annual performance goals. If the annual performance goals were not met, that 20% of the options would only become eligible if before January 1, 2010, the Company had met the cumulative goals. The Company met its goals in 2006 and 2007 but did not meet its goals in 2005 and 2008. The Compensation Committee determined that the Company met its annual performance goals for 2009 but did not meet its cumulative goals as of December 31, 2009. Therefore, a total of 40,435 options became eligible for exercise by Mr. Allison on January 1, 2010. Because the cumulative goals were not met, the remaining 26,957 options were forfeited.

     On January 10, 2008, in connection with the grant of stock options to all non-employee directors of the Company, Mr. Allison received stock options that represent, on a stock dividend adjusted basis, 2,160 shares of common stock with an exercise price of $18.93 per share. These stock options vest in five equal annual installments beginning on January 10, 2009. As of January 10, 2010, a total of 864 of these options have vested.
     On January 18, 2008, the Compensation Committee awarded Mr. Allison additional stock options that represent, on a stock dividend adjusted basis, 16,200 shares of common stock with an exercise price of $18.78 per share. These stock options vest in five equal annual installments beginning on January 18, 2009. The Committee based the award on its conclusion that, through Mr. Allison’s leadership, the Company completed a very successful year in 2007, which included record earnings for the Company and the acquisition of an additional bank subsidiary in the Central Arkansas market area. As of January 18, 2010, a total of 6,480 of these options have vested.
     In April 2007, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for Mr. Allison, which provides him a supplemental retirement benefit of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later. The benefits under the plan vest based on Mr. Allison’s age beginning at age 61 and fully vest when Mr. Allison reaches age 65. The benefits will also become 100% vested if, before Mr. Allison reaches the age of 65, he dies, becomes disabled, is involuntarily terminated from the Company without cause, or there is a change in control of the Company. The vested benefits will be paid in monthly installments. The benefit payments will begin on the earlier of Mr. Allison reaching age 65 or the termination of his employment with the Company for any reason other than death. If Mr. Allison dies before the benefits commence or during the 10 year guaranteed benefit period, his beneficiary will receive any remaining payments due. If he dies after the guaranteed benefit period, no further benefits will be paid. See “COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation” for more information on the Chairman’s Retirement Plan.
     Mr. Allison receives an additional fee for his service as Chairman of the Board of Directors of the Company. The fee for his service as Chairman of the Board is set by the Board of Directors. In addition, Mr. Allison is Chairman of the board of directors of the Company’s subsidiary bank and serves on each regional board of directors of the bank. He receives a fee for his service on the board of directors and each regional board of the bank. The fees for his service on each board are set by the respective boards of the bank.
Compensation of the Chief Executive Officer
     In connection with C. Randall Sims’ promotion to Chief Executive Officer on July 17, 2009, the Board of Directors granted Mr. Sims an increase in his annual salary to $275,000 for his services as Chief Executive Officer. Mr. Sims will continue to be eligible for an annual discretionary cash bonus based on the previously described criteria, provided that as long as the Company has an obligation outstanding under the CPP, Mr. Sims will not be eligible for a cash bonus. This salary increase was to make his salary consistent with the salary of his predecessor as Chief Executive Officer at the time of Mr. Sims’ promotion. During 2009, Mr. Sims received $238,750 as salary from the Company. In accordance with the bonus limitations imposed by the ARRA, Mr. Sims received a cash bonus of $43,750 for the period from January 1, 2009, through June 14, 2009. On January 22, 2010, he also received a restricted stock grant representing 3,000 shares of our common stock with a fair market value on the date of grant of $25.01. The restricted shares will vest in three equal annual installments beginning on January 22, 2011, subject to the transfer limitations imposed by the Treasury in connection with the CPP.
     In March 2006, Mr. Sims received performance based stock options that represent, on a stock dividend adjusted basis, 40,435 shares of common stock with an exercise price of $12.20 per share. The stock options would vest on January 1, 2010, subject to the Company and First State Bank (now Centennial Bank) meeting certain performance goals from 2005 through 2009. Ten percent of the options would become eligible for exercise every year if the Company met its annual performance goals, and ten percent would become eligible for exercise every year if the bank met its annual performance goals. If the annual performance goals were not met, that 10% of the options would only become eligible if before January 1, 2010, the Company or the bank had met its respective cumulative goals. The bank met its goals in each year as well as its cumulative goals. The Company met its goals in 2006 and 2007 but did not meet its goals in 2005 and 2008. The Compensation Committee determined that the Company met its annual performance goals for 2009 but did not meet its cumulative goals as of December 31, 2009. Therefore, a total of 32,348 options became eligible for exercise by Mr. Sims on January 1, 2010. Because the Company’s cumulative goals were not met, the remaining 8,087 options were forfeited.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
     The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.
     In accordance with its written charter, which was re-adopted in its current form by the Board of Directors on January 22, 2010, the Compensation Committee evaluates and approves the plans and policies related to the compensation of the Company’s executive officers and directors. A copy of the Compensation Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     The Committee met four times in 2009 to discuss, among other items, the salaries, bonuses and other compensation of the senior executive officers and other key employees of the Company, including the Chief Executive Officer. The Committee did not act by unanimous written consent at any time in 2009.
     In determining the compensation of the executive officers for 2010, the Committee, among other things, evaluated the performance of the Chief Executive Officer and the other executive officers in light of corporate goals and objectives and reviewed the Chairman’s compensation recommendations. The Committee also set the annual cash bonuses of the executive officers for 2009 up to the limitations imposed by the ARRA and the Treasury interim final rule.
     The Compensation Committee reviewed and discussed with management the information provided in the preceding Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the calendar year ended December 31, 2009, for filing with the SEC.
     Additionally, the Compensation Committee certifies that:
(1)	It has reviewed with the Company’s senior risk officer(s) the compensation plans of its senior executive officers and has made all reasonable efforts to ensure that such plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with the Company’s senior risk officer(s) the compensation plans of its employees and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.
     This certification above and the narrative below are being provided in accordance with the requirement of the Interim Final Rule of the Treasury, TARP Standards for Compensation and Corporate Governance, issued on June 15, 2009.
     SEO Compensation Plans. The Company’s compensation plans for its SEOs are currently operating within the constraints of the Treasury’s limitations. The Compensation Committee believes, however, that the Company’s compensation programs for executives do not encourage unnecessary and excessive risks, even before application of these limitations. As discussed above in the Compensation Discussion and Analysis, the Company’s incentive compensation programs for SEOs, before the impact of the Treasury requirements, consisted of short-term incentives in the form of annual cash bonus awards and long-term incentives in the form of equity awards under the Company’s 2006 Stock Option and Performance Incentive Plan. These short-term and long-term incentive awards are closely linked to the Company’s or our bank subsidiary’s financial performance compared with the Company’s or the bank’s strategic goals for each year. The opportunity to earn annual cash bonus awards and long-term equity awards provides a mix of variable compensation that integrates the Company’s short-term and long-term goals, as well as helps to attract and retain executive officers.

     Annual cash bonuses are awarded based on the individual SEO’s performance together with the performance of the Company or our bank subsidiary, as applicable, in light of specific performance goals of the Company or the bank. As described in the Compensation Discussion and Analysis, the Compensation Committee evaluates a number of performance criteria for the Company or the bank and considers the overall profitability of the Company before determining the awards. In each case, the Compensation Committee makes the determination at their discretion as to the issuance and amount of any award. This process allows the Compensation Committee to take into consideration a variety of factors as well as any activities that might have risk to the Company before making any cash bonus awards.
     Stock options, restricted stock and other equity awards are an important component of the Company’s SEO compensation program as they encourage the alignment of senior management’s goals with those of our shareholders, with the ultimate goal of increasing overall shareholder value. Historically, the Compensation Committee has granted stock options on both a fixed basis and a long-term incentive basis. Awards granted on a fixed basis carry a set vesting schedule based on a certain time period of at least two years with no performance-based requirements. Long-term incentive awards are payable in recognition of achievement of certain annual and/or cumulative performance goals of the Company or our bank subsidiary over a period of time longer than one year. The Compensation Committee approves all incentive compensation paid to the executive officers, including the SEOs. The incentive awards are typically based on a number of various performance goals as described in the Compensation Discussion and Analysis. The Compensation Committee may confer with the Audit Committee as necessary when confirming achievement of performance goals. The equity awards (both fixed and incentive) typically have been based on a five-year vesting period.
     The requirements imposed by Congress and the Treasury in connection the TARP program have significantly limited or prohibited the payment of annual cash bonus awards and have restricted equity awards for our SEOs while the Treasury holds a position in our securities. During 2009, the Company did not grant any stock option awards. Pursuant to the TARP requirements, the only equity awards granted to any of our SEOs during 2009 were in the form of long-term restricted stock. The shares granted would vest in three equal installments on the first, second and third anniversaries of the date of grant but may not be transferred to the SEO until the Company has repaid at least 25% of the financial assistance it received under TARP and then only in 25% increments based on the percentage of financial assistance repaid to the Treasury. The SEO to whom these restricted shares were granted passed away on January 31, 2010, causing the shares to become vested; however, these shares remain subject to the transferability limitations.
     Based on the various criteria for determining the short-term and long-term incentive awards and the Compensation Committee’s discretion in making short-term awards, the Compensation Committee believes that the Company’s current compensation practices for SEOs do not encourage short-term results over long-term value creation and do not encourage unnecessary or excessive risks that could threaten the value of the Company.
     Employee Compensation Plans. In addition to the SEOs, certain employees may be participants under the 2006 Stock Option and Incentive Plan. Awards granted to employees are determined by the Compensation Committee in the same manner as for the SEOs. In 2006, the Compensation Committee granted incentive stock options to employees of our former separately chartered bank subsidiaries based on long-term annual and cumulative performance goals of each respective bank. These stock options vested on January 1, 2010. During 2009, the only equity awards made to an employee who was not an SEO were in shares of restricted stock, which were granted to a new employee based on a five-year vesting period with one-third of the shares vesting on the third, fourth and fifth anniversaries of the date of grant. For the reasons described above with respect to the SEOs, the Compensation Committee believes that the features of this plan do not encourage unnecessary or excessive risks and do not encourage the manipulation of reported earnings to enhance the compensation of any employee or SEO.
     The Company’s business model does not generally include areas that are engaged in activities regarded as having significant inherent risk, such as mortgage-backed securities and proprietary trading. However, the Compensation Committee reviewed and evaluated the Company’s employee compensation plans with the Company’s senior risk officer(s) for possible credit, market, compliance and operational risks. Based on its review, the Compensation Committee believes effective controls are in place providing for management review of compensation arrangements of employees of the Company or our bank subsidiary having compliance, risk, credit quality, quality assurance and finance roles. In light of the oversight and controls surrounding the employee compensation plans, and the significant amounts that would be required to impact the Company’s reported earnings, the Compensation Committee believes that the compensation plans for employees do not contain any features that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

Home BancShares, Inc.
Compensation Committee Members
Dale A. Bruns, Chairman
Richard H. Ashley
Richard A. Buckheim
Jack E. Engelkes
EXECUTIVE COMPENSATION
     The following table sets forth various elements of compensation awarded to or paid by us for services rendered in all capacities by our CEO, our CFO and our three other most highly-compensated executive officers, our “named executive officers,” during the fiscal year ended December 31, 2009.
[Table follows on next page.]

Summary Compensation Table

							Change in
							pension value
							and non-
							qualified
							deferred
Name and				Stock	Option	Non-equity incentive	compensation	All other
principal position	Year	Salary	Bonus	awards	awards	plan compensation	earnings	compensation		Total
John W. Allison,	2009	$252,885	$57,292	—	—	—	$560,838	$154,599	(2)	$1,025,614
Chairman(1)	2008	31,731	—	—	$110,376	—	535,044	144,748		821,899
	2007	—	—	—	44,042	—	387,899	133,265		565,206
C. Randall Sims,	2009	238,750	43,750	—	—	—	—	85,561	(3)	368,061
Chief Executive	2008	206,000	87,550	—	—	—	—	201,712		495,262
Officer(1)	2007	206,000	103,000	—	—	—	—	11,581		320,581
Randy E. Mayor,	2009	200,000	41,657	—	—	—	—	10,863	(4)	252,520
Chief Financial	2008	196,266	45,000	—	—	—	—	291,247		532,513
Officer and	2007	190,550	82,000	—	—	—	—	6,907		279,457
Treasurer
Ron W. Strother,	2009	270,000	56,250	$132,480	—	—	—	249,523	(6)	708,253
President and Chief	2008	267,500	40,000	—	—	—	—	17,627		325,127
Operating Officer(5)	2007	267,500	60,000	—	—	—	—	7,354		334,854
Tracy M. French,	2009	210,000	43,750	—	—	—	11,491	9,829	(7)	275,070
Regional President of	2008	206,000	82,550	—	—	—	13,585	17,766		319,901
Centennial Bank	2007	197,837	93,862	—	—	—	13,585	10,518		315,802
Robert F. Birch, Jr.,	2009	210,000	43,750	—	—	—	—	10,245	(8)	263,995
Regional President of	2008	206,000	59,595	—	—	—	—	19,910		285,505
Centennial Bank	2007	206,000	76,875	—	—	—	—	15,210		298,085

(1)	Mr. Allison served as Chairman and Chief Executive Officer until July 17, 2009, when Mr. Sims was promoted to Chief Executive Officer of the Company. Mr. Sims continues to serve as President and Chief Executive Officer of Centennial Bank.

(2)	Mr. Allison used a pilot employed by the Company for personal trips in an airplane owned by Capital Buyers, a company owned by Mr. Allison. The incremental cost of those services was determined to be $16,500, using $500 per trip, current rate for a commercial pilot, times 33 trips of personal travel. Other Compensation also includes Company Board of Directors fees, $12,000; subsidiary bank director and advisory board fees, $50,850; committee fees, $7,934; auto allowance, $18,000; gasoline for personal car, $2,117; country club dues, $5,492; Company-owned life insurance ownership, $6,015; income realized from the exercise of stock options, $27,797; and executive gifts, $7,894.

(3)	Includes gasoline for personal car, $209; personal use of Company car, $2,468; country club dues, $2,807; 401(k) contribution, $4,724; executive gifts, $1,394; and income realized from the exercise of stock options, $73,959. The incremental cost of the car was determined by multiplying the percentage of personal miles times the annual lease value of the car.

(4)	Includes country club dues, $2,350; 401(k) contribution, $7,119; and executive gifts, $1,394.

(5)	Mr. Strother passed away on January 31, 2010.

(6)	Includes personal use of Company car, $4,428; 401(k) contribution, $4,759; executive gifts, $1,394; and income realized from the exercise of stock options, $238,942. The personal use of the car was determined the same as disclosed in Note 3 above.

(7)	Includes gasoline for personal car, $476; personal use of Company car, $3,225; 401(k) contribution, $6,128. The personal use of the car was determined the same as disclosed in Note 3 above.

(8)	Includes excess payment for auto expense reimbursement, $157; 401(k) contribution, $6,234; and country club dues, $3,854.

Employment Agreements
     We currently do not have any employment, salary continuation or severance agreements in effect with any of our executive officers.
Stock Awards and Stock Option Grants
     The number of shares authorized for issuance under the Home BancShares 2006 Stock Option and Performance Incentive Plan, as amended by the Company’s shareholders in 2007 and adjusted for the 8% common stock dividend paid to the Company’s shareholders in August 2008, is 1,620,000. In 2009, there were no options granted pursuant to the Plan, and options to purchase 127,110 shares were exercised. Options to purchase 756,277 shares remained outstanding under the Plan as of February 15, 2010, and options to purchase 488,399 shares of common stock remained available for future grant under the Plan. The Company granted restricted stock awards representing a total of 10,945 shares of our common stock during 2009. See “COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation” for more information on the 2006 Stock Option and Performance Incentive Plan and the restricted stock awards granted during 2009.
     The following table contains information (stock dividend adjusted) about awards granted pursuant to the Plan to each of our named executive officers during the fiscal year ended December 31, 2009:
Grants of Plan-Based Awards Table

All other
option
								All other	awards:	Exercise
								stock	number	or base	Grant
								awards:	of	price of	date fair
								number	securities	option	value of
		Estimated future payouts under			Estimated future payouts under			of shares	under-	awards	stock and
	Grant	non-equity incentive plan awards			equity incentive plan awards			of stock	lying	(per	option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	options	share)	awards
John W. Allison	N/A	—	—	—	—	—	—	—	—	—	—
C. Randall Sims	N/A	—	—	—	—	—	—	—	—	—	—
Randy E. Mayor	N/A	—	—	—	—	—	—	—	—	—	—
Ron W. Strother	7/17/09	—	—	—	—	—	—	6,400	—	—	$132,480
Tracy M. French	N/A	—	—	—	—	—	—	—	—	—	—
Robert F. Birch, Jr.	N/A	—	—	—	—	—	—	—	—	—	—
     The Company does not currently have a policy regarding repricing of stock options.
     The following table contains information about unexercised stock options previously granted to each of our named executive officers that are outstanding as of December 31, 2009:
[Table follows on next page.]

Outstanding Equity Awards at Fiscal Year-End Table No. 1

	Option Awards
			Equity incentive
	Number of	Number of	plan awards: Number
	securities	securities	of securities
	underlying	underlying	underlying
	unexercised options	unexercised options	unexercised	Option exercise	Option expiration
Name	exercisable	unexercisable	unearned options	price	date
John W. Allison	1,296	—	—	$6.79	12/31/2010
	1,296	—	—	6.79	12/31/2011
	1,296	—	—	6.79	12/31/2012
	1,296	—	—	6.79	12/31/2013
	1,296	—	—	6.79	12/31/2014
	324	—	—	7.71	12/31/2011
	324	—	—	7.71	12/31/2012
	324	—	—	7.71	12/31/2013
	324	—	—	7.71	12/31/2014
	324	—	—	7.71	12/31/2015
	324	—	—	8.64	12/31/2012
	324	—	—	8.64	12/31/2013
	324	—	—	8.64	12/31/2014
	324	—	—	8.64	12/31/2015
	324	—	—	8.64	12/31/2016
	324	—	—	9.26	12/31/2013
	324	—	—	9.26	12/31/2014
	324	—	—	9.26	12/31/2015
	324	—	—	9.26	12/31/2016
	324	—	—	9.26	12/31/2017
	324	—	—	10.81	12/31/2014
	324	—	—	10.81	12/31/2015
	324	—	—	10.81	12/31/2016
	324	—	—	10.81	12/31/2017
	324	—	—	10.81	12/31/2018
	324	—	—	11.73	12/31/2015
	324	—	—	11.73	12/31/2016
	324	—	—	11.73	12/31/2017
	324	—	—	11.73	12/31/2018
	324	—	—	11.73	12/31/2019
	81,000	—	—	11.73	7/27/2015
	40,435 (1)	—	—	12.20	3/13/2016
	836	—	—	5.69	3/31/2011
	146	—	—	5.69	3/20/2012
	1,309	—	—	10.50	12/31/2013
	1,309	—	—	10.50	12/31/2014
	3,926	—	—	10.50	1/1/2015

	Option Awards
			Equity incentive
	Number of	Number of	plan awards: Number
	securities	securities	of securities
	underlying	underlying	underlying
	unexercised options	unexercised options	unexercised	Option exercise	Option expiration
Name	exercisable	unexercisable	unearned options	price	date
John W. Allison (cont’d.)	262	—	—	$10.50	12/31/2014
	1,047		—	10.50	1/1/2015
	1,309	—	—	10.50	1/1/2015
	21,600	—	—	22.36	1/18/2017
	432	1,728 (2)	—	18.93	1/9/2018
	3,240	12,960 (3)	—	18.78	1/17/2018
C. Randall Sims	13,255	—	—	6.79	12/31/2010
	13,255	—	—	6.79	12/31/2011
	13,255	—	—	6.79	12/31/2012
	13,254	—	—	6.79	12/31/2013
	32,348 (1)	—	—	12.20	3/13/2016
Randy E. Mayor	13,255	—	—	6.79	12/31/2010
	13,255	—	—	6.79	12/31/2011
	13,255	—	—	6.79	12/31/2012
	13,254	—	—	6.79	12/31/2013
	24,261 (1)	—	—	12.20	3/13/2016
Ron W. Strother	25,920	—	—	11.73	5/25/2017
	25,920	—	—	11.73	5/25/2018
	25,920	—	—	11.73	5/25/2019
Tracy M. French	26,957	—	—	12.20	3/13/2016
Robert F. Birch, Jr.	13,478 (1)	—	—	12.20	3/13/2016
	10,997	—	—	9.55	11/30/2010
	10,997	—	—	9.55	11/30/2011
	10,997	—	—	9.55	11/30/2012
	10,996	—	—	9.55	11/30/2013
	10,996	—	—	9.55	11/30/2014

(1)	These shares vested according to the option agreement on January 1, 2010. For reporting purposes, these shares are listed as exercisable as of the fiscal year end for 2009.

(2)	One-fourth of the unexercisable shares vested on January 10, 2010. The remaining three-fourths of the unexercisable shares will vest on each of January 10, 2011, 2012 and 2013.

(3)	One-fourth of the unexercisable shares vested on January 18, 2010. The remaining three-fourths of the unexercisable shares will vest on each of January 18, 2011, 2012 and 2013.
     The following table contains information about the restricted stock awards previously granted to each of our named executive officers that are outstanding as of December 31, 2009:
[Table follows on next page.]

Outstanding Equity Awards at Fiscal Year-End Table No. 2

Stock Awards
Equity incentive
			Equity incentive	plan awards: Market
			plan awards: Number	or payout value of
		Market value of	of unearned shares,	unearned shares,
	Number of shares or	shares or units of	units or other	units or other
	units of stock that	stock that have not	rights that have	rights that have
Name	have not vested	vested	not vested	not vested
John W. Allison	N/A	—	—	—
C. Randall Sims	N/A	—	—	—
Randy E. Mayor	N/A	—	—	—
Ron W. Strother	6,400 (1)	$154,048	—	—
Tracy M. French	N/A	—	—	—
Robert F. Birch, Jr.	N/A	—	—	—

(1)	These shares were to vest in four equal installments on each of July 17, 2010, 2011, 2012 and 2013, subject to certain previously described limitations. The shares became fully vested on January 31, 2010, upon Mr. Strother’s death. However, the shares may be transferred to Mr. Strother’s estate only in accordance with the previously described limitations. See “COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation — Long Term Incentives.”
Option Exercises and Stock Awards Vested in 2009
     The following table contains information about stock options exercised by each of our named executive officers during 2009. Our named executive officers did not acquire any common shares on vesting of stock awards during 2009.
Option Exercises and Stock Awards Vested Table

	Option Awards		Stock Awards
	Number of shares		Number of shares
	acquired on	Value realized on	acquired	Value realized on
Name	exercise	exercise	on vesting	vesting
John W. Allison	2,090	$27,797	—	—
C. Randall Sims	4,155	73,959	—	—
Randy E. Mayor	—	—	—	—
Ron W. Strother	25,920	238,942	—	—
Tracy M. French	—	—	—	—
Robert F. Birch, Jr.	—	—	—	—
Pension and Other Benefits
     The following table contains information about the actuarial present value of the accumulated benefit to each of our named executive officers under each plan in which the named executive officer participates that provides for the payment of specified retirement benefits or benefits that will be paid primarily following retirement:
[Table follows on next page.]

Pension and Other Benefits Table

Present
		Number of	value of	Payments
		years credited	accumulated	during last
Name	Plan Name	service	benefit	fiscal year
John W. Allison	Chairman’s Retirement Plan	(1)	$1,483,781	—
C. Randall Sims	N/A	—	—	—
Randy E. Mayor	N/A	—	—	—
Ron W. Strother	N/A	—	—	—
Tracy M. French	Supplemental Executive Retirement Plan	(1)	94,254	—
Robert F. Birch, Jr.	N/A	—	—	—

(1)	The benefits under the Chairman’s Retirement Plan and the Supplemental Executive Retirement Plan are not dependent on credited years of service. The benefits under the Chairman’s Retirement Plan vest based on Mr. Allison’s age beginning at age 61 and fully vest when Mr. Allison reaches age 65. The benefits will also become 100% vested if, before Mr. Allison reaches the age of 65, he dies, becomes disabled, is involuntarily terminated from the Company without cause, or there is a change in control of the Company. Currently, Mr. Allison is 60% vested in the benefits under the plan. Mr. French is fully vested in the balance accrued to the liability reserve account for his benefit in connection with the Supplemental Executive Retirement Plan.
          See “COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation” and “COMPENSATION DISCUSSION AND ANALYSIS — Compensation of the Chairman” for more information regarding the Supplemental Executive Retirement Plan and the Chairman’s Retirement Plan.
Nonqualified Deferred Compensation
          We do not currently have in effect any defined contribution or other plan that provides for the deferral of compensation to any of our executive officers on a basis that is not tax-qualified.
Payments Upon Termination or Change-In-Control
          We do not currently have in effect any compensatory plan or other arrangement that provides for payments or the provision of benefits to any of our executive officers, other than as provided in the Chairman’s Retirement Plan, upon their termination of employment with the Company or upon a change in control of the Company or a change in the officer’s responsibilities. See “COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation” for more information on the Chairman’s Retirement Plan.
Director Compensation
          The following table sets forth various elements of compensation awarded to or paid by us to our directors, other than our named executive officers, during the fiscal year ended December 31, 2009:
[Table follows on next page.]

Director Compensation Table

					Change in
					pension value
	Fees				and
	earned			Non-equity	nonqualified
	or paid	Stock	Option	incentive plan	compensation	All other
Name	in cash(1)	awards	awards	compensation	earnings	compensation	Total
Robert H. Adcock, Jr.	$27,306	—	—	—	—	—	$27,306
Richard H. Ashley	47,570	—	—	—	—	—	47,570
Dale A. Bruns	49,771	—	—	—	—	—	49,771
Richard A. Buckheim	33,100	—	—	—	—	—	33,100
S. Gene Cauley(2)	3,800	—	—	—	—	—	3,800
Jack E. Engelkes	28,836	—	—	—	—	—	28,836
James G. Hinkle	20,400	—	—	—	—	—	20,400
Alex R. Lieblong	8,500	—	—	—	—	—	8,500
William G. Thompson	13,050	—	—	—	—	—	13,050

(1)	Includes Company Board of Directors and committee fees, subsidiary bank director fees, subsidiary bank advisory board fees and subsidiary bank committee fees.

(2)	Mr. Cauley resigned from the Board of Directors on April 3, 2009.
          During 2009, our non-employee directors received $1,500 ($3,000 for the chairman) for each meeting of the holding company board attended. Directors serving on the holding company Audit or Compensation Committees received $400 ($800 for the chairman) for each meeting attended of those committees, and directors serving on other holding company board committees received $250 ($500 for the chairman) for each meeting attended of those other committees. The fees for 2010 for attendance at holding company board meetings will increase $500 ($1,000 for the chairman) to $2,000 ($4,000 for the chairman). All other board meetings or committee meetings will be the same as for 2009.
[The remainder of this page is intentionally left blank.]

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Banking Transactions. Most of our directors and officers, as well as the firms and businesses with which they or members of their immediate families are associated, are customers of our bank subsidiary. Our bank subsidiary and former bank subsidiaries have engaged in a variety of loan transactions in the ordinary course of business with individuals and their families and businesses, and it is anticipated that such transactions will occur in the future. In the case of all such related party transactions, each transaction was approved by either the Audit Committee, the Nominating and Corporate Governance Committee, the Board of Directors or the bank subsidiary’s board of directors. In addition, these loans were made on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions of others. In the opinion of our management, those loan transactions do not involve more than a normal risk of collectability or present other unfavorable features.
          As of December 31, 2009, the loans made by our bank subsidiary to its directors and officers and to directors and officers of the Company, either directly or as guarantors, amounted to $50.0 million. We believe that all such extensions of credit were made in conformity with the requirements of Federal Reserve Board Regulation O.
          Real Estate Transactions. We lease certain of our properties from persons who are affiliated with us. The property used by our Marketing and Sales Department in Conway, Arkansas, is leased from First Real Estate LTD Partnership LLLP, which includes one of our directors, Robert H. Adcock, Jr. Additionally, we lease the land for a banking office in Lakewood Village Shopping Center in North Little Rock, Arkansas, from Conservative Development Company, a corporation controlled, through common ownership, by Richard H. Ashley, who is one of our directors. During 2009, the aggregate payments we made, directly or indirectly, to the named persons for the various leases described above were less than $120,000.
          We also lease the property for the property for the Centennial Bank office located at Pavilion in the Park in Little Rock, Arkansas from a company owned by S. Gene Cauley, who was one of our directors until April 2009. During 2009, we paid rent payments of an aggregate of approximately $196,000 in connection with this lease.
          We believe the terms of each of the agreements are no less favorable to us than we could have obtained from an unaffiliated third party. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates. All proposed related party transactions are presented to the Nominating and Corporate Governance Committee of our Board of Directors for consideration and approval. The Committee approved each of the transactions described above. The Committee does not currently have any formal policies or procedures with respect to its review, approval, or ratification of related party transactions, but considers each related party transaction or proposed related party transaction on a case-by-case basis. According to its charter, the Committee follows the definition of “related party transaction” provided in the SEC’s regulations under the Securities Act of 1933.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16 of the Securities and Exchange Act of 1934, as amended, requires each director, officer, and any individual beneficially owning more than 10 percent of the Company’s common stock to file reports on Forms 3, 4, and 5 disclosing beneficial ownership and changes in beneficial ownership of the common stock of the Company with the SEC within specified time frames. These specified time frames require the Form 3’s to be filed on or before the effective date of the issuer’s registration statement or within 10 days after the person becomes a reporting person. Changes in ownership must be filed on Form 4 within two business days of the transaction. Based solely on information provided to the Company by individual directors and officers, we believe that all our Section 16 filers complied with the filing requirements during the fiscal year, except as follows: Robert H. Adcock failed to timely file three Form 4 reports disclosing three dispositions of shares of the Company’s common stock. William G. Thompson failed to timely file two Form 4 reports disclosing two dispositions of shares of the Company’s common stock.

PRINCIPAL SHAREHOLDERS OF THE COMPANY
          The authorized common stock of the Company consists of 50,000,000 shares at $0.01 par value. As of the close of business on March 5, 2010, there were 25,713,567 shares outstanding held by approximately 4,588 registered and beneficial shareholders.
          The following table sets forth certain information as of January 31, 2010, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and all of our directors and executive officers as a group, and by each person known to us who beneficially owned more than 5% of the outstanding shares of our common stock.
          Information in this table is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days from January 31, 2010.
          Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his shares. The address for each of our directors and named executive officers is c/o Home BancShares, Inc., 719 Harkrider Street, Suite 100, Conway, Arkansas 72032.

	Amount and Nature	Percent of
	of Beneficial	Shares
Name of Beneficial Owner	Ownership	Outstanding (1)
5% or greater holders:
T. Rowe Price Associates, Inc. (2)	1,901,629	7.4%
BlackRock, Inc. (3)	1,332,453	5.2%
Directors and executive officers:
Robert H. Adcock, Jr. (5)	708,722	2.8%
John W. Allison (4)(6)	2,768,748	10.7%
Richard H. Ashley (4)(7)	1,185,016	4.6%
Robert F. Birch (4)	124,570	*
Dale A. Bruns (4)	148,427	*
Richard A. Buckheim (4)	45,754	*
Jack E. Engelkes (4)(8)	80,912	*
Tracy M. French (4)(9)	51,198	*
James G. Hinkle (4)(10)	183,549	*
Alex R. Lieblong (4)(11)	551,282	2.1%
Randy E. Mayor (4)(12)	147,059	*
C. Randall Sims (4)(13)	174,544	*
William G. Thompson (4)(14)	29,617	*
All directors and executive officers as a group (15 persons) (4)	6,238,571	23.8%

*	Less than 1%.

(1)	The percentage of our common stock beneficially owned was calculated based on 25,708,747 shares of our common stock outstanding as of January 31, 2010. The percentage assumes that the person in each row has exercised all options that are exercisable by that person or group within 60 days of January 31, 2010.

(2)	Based on information as of December 31, 2009, obtained from a Schedule 13G filed with the SEC on or about February 12, 2010, by T. Rowe Price Associates, Inc. (“Price Associates”). The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Price Associates’ Schedule 13G. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on information as of December 31, 2009, obtained from a Schedule 13G filed with the SEC on or about January 29, 2010, by BlackRock, Inc. (“BlackRock”). The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in BlackRock’s Schedule 13G.

(4)	Includes shares that may be issued upon the exercise of vested common stock options, as follows: Mr. Allison, 175,103 shares; Mr. Ashley, 432 shares; Mr. Birch, 68,461 shares; Mr. Bruns, 3,672 shares; Mr. Buckheim, 1,414 shares; Mr. Engelkes, 3,996 shares; Mr. French, 26,957 shares; Mr. Hinkle, 432 shares; Mr. Lieblong, 10,962 shares; Mr. Mayor, 77,280 shares; Mr. Sims, 85,367 shares; Mr. Thompson, 432 shares; and all directors and executive officers as a group, 481,838 shares.

(5)	Includes 15,493 shares held in Mr. Adcock’s IRA, 166,665 shares owned by the Robert H. Adcock Trust, 200,000 shares owned by the Bun 2009 Trust, 24,467 shares owned by the Hillary Adcock GST Trust, 96,263 shares owned by the Hillary Adcock Nonexempt Trust, 84,010 shares owned by the Carol Adcock Trust, 24,468 shares owned by the Ashton Adcock Trust, and 97,356 shares owned by the Ashton Adcock Nonexempt Trust.

(6)	Includes 293,694 shares owned by Mr. Allison’s spouse, either individually or as custodian for their children, 3,699 shares held in Mr. Allison’s IRA, 4,000 shares of restricted stock and 15,302 shares owned by Capital Buyers, a company that is owned by Mr. Allison.

(7)	Includes 3,126 shares held in Mr. Ashley’s IRA, 4,241 shares owned by Mr. Ashley’s spouse, 1,668 shares owned by the IRA of Mr. Ashley’s spouse, 373,668 shares owned by Conservative Development Company, a corporation of which Mr. Ashley is president, 214,170 shares owned by RHA Investments, a company of which Mr. Ashley is a partner, and 248 shares for which Mr. Ashley is custodian for his children.

(8)	Includes 40,602 shares owned by Mr. Engelkes’ spouse, 9,985 shares for which Mr. Engelkes is custodian for his children, and 888 shares held in Mr. Engelkes’ Simple IRA.

(9)	Includes 6,408 shares owned by Mr. French’s 401(k) plan, 6,174 shares held in Mr. French’s IRA and 2,000 shares of restricted stock.

(10)	Includes 181,184 shares owned by the James G. Hinkle Revocable Trust.

(11)	Includes 370,332 shares that are owned by Key Colony Fund L.P., a hedge fund of which Mr. Lieblong is the managing partner.

(12)	Includes 5,914 shares owned by Mr. Mayor’s 401(k) plan, 1,000 shares of restricted stock and 13,723 shares held in Mr. Mayor’s IRA.

(13)	Includes two shares owned by Mr. Sims’ son, 26,209 shares held in Mr. Sims’ IRA, 3,000 shares of restricted stock and 4,512 shares owned by Mr. Sims’ 401(k) plan.

(14)	Includes 2,859 shares owned by Mr. Thompson’s IRA, 3,340 shares owned by the IRA of Mr. Thompson’s spouse, 12,761 shares owned by Thompson Brothers LLC, a company of which Mr. Thompson is a partner, and 328 shares owned by B and L Thompson Investments LLC, a company owned by Mr. Thompson.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our consolidated financial statements as of and for the fiscal year ended December 31, 2009, were audited by BKD, LLP, an independent registered public accounting firm. In 2009, the Audit Committee of the Board of Directors and our shareholders approved the engagement of BKD, LLP to be our independent registered accounting firm for fiscal year 2009. The Audit Committee intends to approve the re-engagement of BKD, LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to the ratification of the appointment by our shareholders at the Annual Meeting and our formal acceptance of an engagement letter from BKD, LLP after the Annual Meeting.
     Shareholders’ ratification of the selection of BKD, LLP to be our independent registered public accounting firm for fiscal year 2010 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of BKD, LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of the Company and our shareholders.
     Representatives of BKD, LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
The Board of Directors Recommends that Shareholders Vote
FOR
the Ratification of the Appointment of BKD, LLP
as the Company’s Independent Registered Public Accounting Firm
for the 2010 Calendar Year
AUDIT AND NON-AUDIT FEES
     The following table represents aggregate fees billed for professional audit services rendered by BKD, LLP to provide the audit of our annual financial statements for the years ended December 31, 2009, and December 31, 2008, respectively.

	2009	2008
Audit fees(1)	$438,959	$487,286
Audit-related fees(2)	13,022	61,099
Tax fees(3)	50,909	48,867
All other fees(4)	29,855	31,834

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)	Audit related fees included SAS70 review of the Company’s data processing subsidiary and research and conferences regarding various matters.

(3)	Tax fees primarily related to preparation of the Company’s income tax returns.

(4)	Other fees related to fees paid by the Company on behalf of the Company’s retirement plan for third-party administration of the Company’s defined contribution plan.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
     The Audit Committee has the responsibility of appointing, setting compensation for and overseeing the work of the independent auditor, and has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.
     Prior to engagement of the independent auditor for next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.
(1)	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services, and consultation regarding financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice.

(4)	Other fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.
     Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.
     The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL THREE — ADVISORY (NON-BINDING) VOTE
APPROVING EXECUTIVE COMPENSATION

     On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted. The ARRA imposes a number of requirements on financial institutions that received an investment under the Capital Purchase Program of the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”). One of the requirements is that at each annual meeting of shareholders during the period in which any obligation arising from TARP financial assistance remains outstanding TARP recipients shall permit a separate non-binding “say-on-pay” shareholder vote to approve the compensation of executives. Accordingly, the Company presents the resolution set forth below for approval by the shareholders.
     We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.
     The following resolution gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement:
     “RESOLVED, that the shareholders of Home BancShares, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the Proxy Statement.”
     The ARRA provides that because your vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.
     Our Board of Directors and our Compensation Committee believe that our commitment to responsible compensation practices as described in this Proxy Statement justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this Proxy Statement.
     We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure which follows it, including the footnotes and narratives which accompany each table, as they describe our compensation policies and procedures and the components and amounts comprising the compensation paid to our named executive officers.
The Board of Directors Recommends that Shareholders Vote
FOR
the Advisory (Non-binding) Resolution Approving
the Company’s Executive Compensation

SUBMISSION OF SHAREHOLDER PROPOSALS
     In order for a proposal by a shareholder to be presented at an annual meeting of our shareholders, the proposal must be included in the related proxy statement and proxy form. Proposals by shareholders intended to be presented at the Annual Meeting of Shareholders in 2011 must be received by the Company no later than November 12, 2010, for possible inclusion in the proxy statement relating to that meeting.
     For a shareholder proposal to be included in the proxy statement and proxy form for an annual meeting of the Company’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Securities Act; and (2) be received by the Company at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Holly A. McKenna, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 12, 2010, in the case of the Annual Meeting of Shareholders in 2011. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the Company begins to print and mail its proxy materials.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning the Company at the SEC’s public reference room at 100 F Street N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also view and print reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, from the SEC website at www.sec.gov.
SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE
MEETING ARE URGED TO VOTE BY TELEPHONE,
MAIL OR INTERNET.
IF YOU VOTE BY TELEPHONE OR THE INTERNET,
DO NOT RETURN YOUR PROXY CARD

By Order of the Board of Directors

HOLLY A. MCKENNA
Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 AM, Central Daylight Time, on April 20, 2010.
Vote by Internet
•	Log on to the Internet and go to www.envisionreports.com/HOBA

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - John W. Allison	☐	☐	02 - C. Randall Sims	☐	☐	03 - Randy E. Mayor	☐	☐

	04 - Robert H. Adcock, Jr.	☐	☐	05 - Richard H. Ashley	☐	☐	06 - Dale A. Bruns	☐	☐

	07 - Richard A. Buckheim	☐	☐	08 - Jack E. Engelkes	☐	☐	09 - James G. Hinkle	☐	☐

	10 - Alex R. Lieblong	☐	☐	11 - William G. Thompson	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.	☐	☐	☐	4.	Transact such other business as may properly come before the meeting or any adjournments thereof.

3.	Advisory (non-binding) vote approving the Company’s executive compensation.	☐	☐	☐
 B  Non-Voting Items
Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
⁄ ⁄

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — HOME BANCSHARES, INC.

719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4770
www.homebancshares.com
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 20, 2010
The undersigned constitutes and appoints Randy E. Mayor and Brian S. Davis or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Home BancShares, Inc. which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held on April 20, 2010, at 6:30 p.m. (CDT) at the Peabody Hotel, located at 3 Statehouse Plaza, Little Rock, Arkansas, for the purposes stated on the reverse side.
Only shareholders of record on March 5, 2010, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider Street, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting.
YOUR VOTE IS IMPORTANT
PLEASE EXECUTE YOUR PROXY WITHOUT DELAY